Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

QUARTET MERGER CORP.,

QUARTET HOLDCO LTD.,

QUARTET MERGER SUB, LTD.,

PANGAEA LOGISTICS SOLUTIONS LTD.

AND

THE SECURITYHOLDERS OF PANGAEA LOGISTICS SOLUTIONS LTD.

DATED AS OF APRIL 30, 2014

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of April 30, 2014, by and among Quartet Merger Corp., a Delaware corporation (“Quartet”), Quartet Holdco Ltd., a Bermuda company and wholly owned subsidiary of Quartet (“Holdco”), Quartet Merger Sub, Ltd., a Bermuda company and wholly owned subsidiary of Holdco (“Merger Sub”), Pangaea Logistics Solutions Ltd., a Bermuda company (“Company”), each of the persons or entities listed under the caption “Signing Securityholders” on the signature page hereof for the limited purpose of the sections of this Agreement (as defined below) identified on such page, such persons being the holders of all of the issued share capital of the Company (each a “Stockholder” and collectively the “Stockholders”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Quartet Schedule, as defined in the preambles to Articles II and III hereof, respectively).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Companies Act, 1981 of Bermuda (the “Companies Act”) and other applicable law, Quartet and the Company intend to enter into a business combination transaction by means of (i) a merger of Quartet with and into Holdco, with Holdco surviving the merger and becoming the public company (the “Redomestication Merger”) and (ii) a merger of Merger Sub with and into the Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Holdco (the “Transaction Merger” and together with the Redomestication Merger, the “Mergers”).

B. The board of directors of each of Quartet (including any committee or subgroup thereof, the “Quartet Board”), Holdco (including any committee or subgroup thereof, the “Holdco Board”), Merger Sub (including any committee or subgroup thereof, the “Merger Sub Board”) and the Company (including any committee or subgroup thereof, the “Company Board”) has determined that the Mergers are fair to, and in the best interests of, its respective company and securityholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I.
THE MERGERS

1.1. The Mergers.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the Companies Act, (i) Quartet shall be merged with and into Holdco, the separate corporate existence of Quartet shall cease and Holdco shall continue as the surviving corporation in the Redomestication Merger (“Surviving Pubco”) and (ii) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Transaction Merger (“Surviving Corp”). At the Effective Time, the Transaction Merger shall be deemed to occur immediately prior to the Redomestication Merger.

1.2. Effective Time; Closing.  Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall cause (i) the Redomestication Merger to be consummated by filing a certificate of merger (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and such documents as required by the Companies Act to consummate the Redomestication Merger and obtaining a certificate of merger issued by the Registrar of Companies of Bermuda (the “Bermuda Certificate of Merger”) and (ii) the Transaction Merger to be consummated by the filing of such documents as required by the Companies Act to consummate the Transaction Merger and obtaining a certificate of merger issued by the Registrar of Companies of Bermuda (the “Bermuda Merger Sub Certificate of Merger” and together with the Delaware Certificate of Merger and the Bermuda Certificate of Merger hereinafter referred to as the “Certificates of Merger”) (the time of such filing, or such later time as may be agreed in writing by the Company and Quartet and specified in the Certificates of Merger being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Graubard Miller, counsel to Quartet, 405 Lexington Avenue, New York, New York 10174 at a time and date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.3. Effect of the Mergers.  At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL and Companies Act and other applicable provisions of law (collectively, the “Applicable Law”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the issued and outstanding securities of Quartet shall be automatically converted into a like type and number of securities of Holdco as provided herein, (ii) all outstanding common shares, par value $1.00 per share, of the Company (“Company Common Shares”), and shares of Series A Participating Convertible Preferred Stock, par value $1.00 per share, of the Company (“Company Preferred Shares”) shall be canceled for the considerations set forth herein and (iii) all the property, rights, privileges, powers and franchises of Quartet and the Company shall vest in Surviving Pubco and Surviving Corp, respectively, and all debts, liabilities and duties of Quartet and the Company shall become the debts, liabilities and duties of Surviving Pubco and Surviving Corp, respectively.

1.4. Governing Documents.  At the Effective Time:

(a) the Memorandum of Association of Holdco shall be amended and restated as mutually agreed to by the parties prior to the Effective Time and shall become the Memorandum of Association of the Surviving Pubco;

(b) the Bye-laws of Holdco shall be amended and restated as mutually agreed to by the parties prior to the Effective Time and shall become the Bye-laws of the Surviving Pubco; and

(c) the Bye-laws of the Company shall be amended and restated as mutually agreed to by the parties prior to the Effective Time and shall become the Bye-laws of the Surviving Corp.

1.5. Conversion of Securities.

(a) Redomestication Merger.  Subject to the terms and conditions of this Agreement, the following shall occur in the Redomestication Merger:

(i) Each share of common stock, par value $0.0001 per share, of Quartet issued and outstanding immediately prior to the Effective Time (“Quartet Common Stock”) will be automatically converted (subject to Section 1.5(c)) into one common share of Holdco (“Holdco Shares”) and the holders thereof shall cease to have any further rights as holders of Quartet Common Stock. Each certificate that evidenced Quartet Common Stock immediately prior to the Redomestication Merger (“Quartet Common Certificate”) shall entitle the holder to the applicable number of Holdco Shares into which the Quartet Common Stock is convertible according to this Section 1.5(a)(i); provided, however, that each Quartet Common Certificate owned by holders who have validly elected to receive a portion of the proceeds held in Quartet’s Trust Fund (as defined in Section 3.25 hereof) shall entitle the holder thereof to receive only such portion of the Trust Account as provided for in Quartet’s Charter Documents (as defined below).

(ii) Each right of Quartet entitling the holder to automatically receive one-tenth ( 1/10) of a share of Quartet Common Stock upon consummation of the Mergers issued and outstanding immediately prior to the Effective Time (“Quartet Rights”) will automatically be converted (subject to Section 1.5(c)) into one-tenth ( 1/10) of a Holdco Share. Each certificate that evidenced Quartet Rights immediately prior to the Redomestication Merger (“Quartet Rights Certificate” and together with the Quartet Common Certificates, the “Quartet Certificates”) shall entitle the holder to the applicable number of Holdco Shares into which the Quartet Rights are convertible according to this Section 1.5(a)(ii).

(iii) The unit purchase options of Quartet (the “Quartet UPOs”) issued and outstanding immediately prior to the Effective Time, entitling the holders thereof to purchase an aggregate of 420,000 units of Quartet (“Quartet Units”) for $11.75 per Quartet Unit, each such Quartet Unit consisting of one share of Quartet Common Stock and one Quartet Right, shall remain outstanding immediately following the Effective Time but shall be deemed to have been converted and to represent an option to purchase 1.1 Holdco Share (for $11.75 per share, or effectively $10.68 per share), for an aggregate of 462,000 Holdco Shares, on the same terms existing under the Quartet UPOs immediately prior to the Effective Time.

(iv) Each share of Quartet Common Stock and each Quartet Right held by Quartet or the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(v) Certificates representing the Holdco Shares issuable pursuant to Sections 1.5(a)(i) and 1.5(a)(ii) shall be issued to the holders of Quartet Certificates upon surrender of the applicable Quartet Certificates in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8).

(vi) All of the Holdco Shares issued to the holders of Quartet Common Stock and Quartet Rights upon consummation of the Redomestication Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to the outstanding Quartet Common Stock and Quartet Rights that were outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the records of the Surviving Pubco of such shares of Quartet Common Stock or Quartet Rights.

(b) Transaction Merger.  Subject to the terms and conditions of this Agreement, the following shall occur in the Transaction Merger:

(i) At the Effective Time, by virtue of the Transaction Merger and this Agreement and without any action on the part of the Company, each Company Common Share and each Company Preferred Share issued and outstanding immediately prior to the Effective Time, together with all accrued but unpaid dividends on the Company Preferred Shares, will be canceled and the rights pertaining thereto will be automatically converted (subject to Sections 1.5(b)(ii) and 1.5(c)) into the right to receive (A) an aggregate of 28,431,372 Holdco Shares, (B) the Net Income Shares (as defined in Section 1.14) in accordance with Section 1.14, (C) the Cancellation Shares (as defined in Section 1.15) in accordance with Section 1.15, all as allocated on Schedule 1.5(b)(i), and (D) the Potential Cash Consideration (as defined below), or if the Company elects to receive an amount that is less than the Potential Cash Consideration pursuant to Section 1.5(b)(iii), (x) the Elected Cash Consideration (as defined below) and (y) an aggregate amount of Holdco Shares determined by dividing (1) the Potential Cash Consideration minus the Elected Cash Consideration by (2) $10.20. Immediately following the Transaction Merger, each certificate that evidenced Company Common Shares and Company Preferred Shares immediately prior to the Transaction Merger (“Company Certificates”) shall entitle the holder to the applicable number of Holdco Shares into which the Company Common Shares is convertible according to this Section 1.5(b)(i). At the Effective Time, by virtue of the Transaction Merger and this Agreement and without any action on the part of the Company, the Company will issue one share of common stock in the Company to Holdco.

(ii) All of the Holdco Shares issued to the holders of Company Common Shares and Company Preferred Shares upon consummation of the Transaction Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Shares and Company Preferred Shares that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the records of the Surviving Corp of such Company Common Shares or Company Preferred Shares.

(iii) The holders of Company Common Shares (after giving effect to the conversion of Company Preferred Shares described in Section 1.5(b)(i) above) shall be entitled to elect to receive up to $10,000,000 (the “Potential Cash Consideration”), which amount shall be allocated among the holders as indicated in such election. The portion of the Potential Cash Consideration that such holders have elected to receive (the “Elected Cash Consideration”) shall be payable on the Closing Date.

(c) No Fractional Shares.  No fraction of a Holdco Share will be issued by virtue of the Mergers or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Holdco Share (after aggregating all fractional Holdco Shares that otherwise would be received by such holder) shall receive, in lieu of such fractional share, an amount in cash without interest determined by multiplying the closing sale price of a share of Quartet Common Stock on Nasdaq on the trading day immediately preceding the Closing Date by the fraction of a Holdco Share to which such holder would otherwise have been entitled.

(d) Adjustments to Exchange Ratios.  The number of Holdco Shares that the holders of Company Common Shares, Company Preferred Shares, Quartet Common Stock, Quartet Rights and Quartet UPOs are entitled to receive as a result of the Mergers shall be equitably adjusted to reflect appropriately the effect of (i) any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Quartet Common Stock or Company Common Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Quartet Common Stock or Company Common Shares occurring on or after the date hereof and prior to the Effective Time, and (ii) any breach or inaccuracy of either Section 2.3 or 3.3.

1.6. Exchange Procedures.

(a) Prior to the Effective Time, Holdco shall appoint Continental Stock Transfer & Trust Company (“Continental”), as agent (the “Exchange Agent”), for the purpose of exchanging the merger consideration for (i) Quartet Certificates, (ii) Company Certificates and (iii) any uncertificated shares of Quartet or the Company (the “Uncertificated Shares”). Upon surrender of the Quartet Certificates and Company Certificates and any Uncertificated Shares and delivery of a duly executed letter of transmittal, in each case to the Exchange Agent, the holders of such Quartet Certificates and Company Certificates shall receive in exchange therefor certificates representing the Holdco Shares (“Holdco Certificates”) into which their shares of Quartet Common Stock, Quartet Rights, Company Common Shares and Company Preferred Shares shall be converted at the Effective Time and the Quartet Certificates, Company Certificates and any Uncertificated Shares so surrendered shall forthwith be canceled. Holdco shall make available to the Exchange Agent, as necessary, the Holdco Certificates to be paid in respect of the Quartet Certificates, Company Certificates and the Uncertificated Shares surrendered. Until so surrendered, outstanding Quartet Certificates, Company Certificates and Uncertificated Shares will be deemed, from and after the Effective Time, to evidence only the right to receive the merger consideration to which the holder thereof is entitled pursuant to Sections 1.5(a) and 1.5(b).

(b) If certificates representing Holdco Shares are to be issued in a name other than that in which the Quartet Certificates or Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Quartet Certificates or Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer, accompanied by an instrument of transfer that is reasonably satisfactory to the Company and that the persons requesting such exchange will have paid to Holdco, or any agent designated by it, any transfer or other taxes required by reason of the issuance of certificates representing Holdco Shares in any name other than that of the registered holder of the Quartet Certificates or Company Certificates surrendered, or established to the satisfaction of Holdco or any agent designated by it that such tax has been paid or is not payable.

1.7. No Distributions Until Surrender of Certificates.  No dividends or other distributions declared or made after the date of this Agreement with respect to Holdco Shares with a record date after the Closing Date will be paid to the holders of any unsurrendered Quartet Certificates or Company Certificates with respect to the Holdco Shares to be issued upon surrender thereof until the holders of record of such Quartet Certificates or Company Certificates shall surrender such Quartet Certificates or Company Certificates. Subject to applicable law, following surrender of any such Quartet Certificates or Company Certificates with a properly completed letter of transmittal, Holdco shall promptly deliver to the record holders thereof, without interest, the Holdco Certificates representing Holdco Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such Holdco Shares.

1.8. Lost, Stolen or Destroyed Certificates.  In the event that any Quartet Certificates or Company Certificates shall have been lost, stolen or destroyed, Holdco shall issue in exchange for such lost, stolen or destroyed Quartet Certificates or Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the Holdco Shares that the shares of Quartet Common Stock, Quartet Rights, Company Common Shares and Company Preferred Shares formerly represented by such Quartet Certificates or Company Certificates were converted into and any dividends or distributions payable pursuant to Section 1.7; provided, however, that as a condition precedent to the issuance of such certificates representing Holdco Shares and other distributions, the owner of such lost, stolen or destroyed Quartet Certificates or Company Certificates shall indemnify Holdco against any claim that may be made against Holdco or the Surviving Pubco with respect to the Quartet Certificates or Company Certificates alleged to have been lost, stolen or destroyed.

1.9. Tax Consequences; Required Withholding.

(a) It is intended by the parties hereto that the Mergers will qualify as tax-free transactions pursuant to Section 351 and/or Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and, by executing this Agreement, adopt a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368(a) of the United States Income Tax Regulations.

(b) Holdco and the Surviving Pubco shall each be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.10. Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Pubco or Surviving Corp with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Quartet and the Company, respectively, the then current officers and directors of Quartet, Holdco and Merger Sub and the officers and directors of the Company shall take all such lawful and necessary action.

1.11. Escrow.  As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement, 1,100,000 of the Holdco Shares to be issued to the Stockholders pursuant to the Transaction Merger (the “Escrow Shares”) shall be deposited in escrow (the “Escrow Account”), which shall be allocated among the Stockholders in the same proportion as their proportionate share of the total Company Common Shares immediately prior to the Effective Time, all in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between Holdco, the Representative, and Continental, as escrow agent (“Escrow Agent”), substantially in the form of Exhibit A hereto (the “Escrow Agreement”). On the first anniversary of the Closing Date (the “Basic Indemnity Escrow Termination Date”), the Escrow Agent shall release 550,000 of the original number of Escrow Shares to the Stockholders, less any of such shares applied in satisfaction of a claim for indemnification pursuant to Article VII and any of such shares related to a claim that is then unresolved, in the same proportions as originally deposited into escrow. The remaining Escrow Shares (the “Environmental Indemnity Shares”) shall be available for indemnification only with respect to Environmental Indemnification Claims (each as hereinafter defined). On the second anniversary of the Closing Date (the “Environmental Indemnity Escrow Termination Date”), the Escrow Agent shall deliver the Environmental Indemnity Shares, less any of such shares applied in satisfaction of an Environmental Indemnification Claim and any of such shares related to an Environmental Indemnification Claim that is then unresolved, to each recipient in the same proportions as initially deposited in escrow. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such Persons promptly upon such resolution. “Environmental Indemnification Claim” means a claim for indemnification pursuant to Article VII with respect to (y) a breach of the representations and warranties set forth in Section 2.17 and (z) the matters referred in Schedule 2.17.

1.12. Quartet Representative.  Quartet hereby appoints Gregory Monahan as the representative of the holders of the Quartet Common Stock and Quartet Rights (the “Representative”) to take actions and make decisions required or permitted to be taken or made by the Representative pursuant to this Agreement or the Escrow Agreement. Acceptance of Holdco Shares by a holder of Quartet Certificates to which such holder is entitled shall be deemed acceptance by such holder of the appointment of the Representative to act in such holder’s behalf. Should the Representative resign or be unable to serve, a new Representative shall be selected by majority vote of those Persons who served on the Quartet Board immediately prior to the Effective Time. The Representative shall not be liable to recipients of Holdco Shares for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Representative while acting in good faith and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). From and after the Effective Time, a decision, act, consent or instruction of the Representative shall be final, binding and conclusive and not subject to challenge by any recipient. Surviving Pubco and Surviving Corp are hereby relieved from any liability to any person for any acts done by Representative and any acts done by Surviving Pubco or Surviving Corp in accordance with any such decision, act, consent or instruction of the Representative. Surviving Pubco, the Surviving Corp and each of their respective Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Representative without independent investigation.

1.13. Stockholder Matters.

(a) By its execution of this Agreement, each Stockholder, in its capacity as a stockholder of the Company, hereby approves this Agreement and authorizes the Company and its directors and officers to take all actions necessary for the consummation of the Mergers and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution and approval shall be irrevocable by each Stockholder.

(b) Each Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. With respect to any Stockholder that is not an individual, the execution and delivery of this Agreement and the consummation by each Stockholder of the transactions contemplated hereby (including the Transaction Merger) have been duly and validly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by each Stockholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each Stockholder, enforceable against such Stockholders in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) Each Stockholder for itself only, represents and warrants as follows:

(i) that its execution and delivery of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (1) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on itself or the Company or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing their material obligations under this Agreement;

(ii) it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act;

(iii) it is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under Regulation D of the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3); and

(iv) it owns the Company Common Shares and Company Preferred Shares listed on Schedule 2.3(a) as being owned by it free and clear of all Liens and has not granted to any other Person any options or other rights to buy such securities, nor has it granted any interest in such securities to any Person of any nature.

1.14. Net Income Shares.

(a) If, for the fiscal year of the Company ending December 31, 2014, the Company has Net Income equal to or greater than $27,300,000, Holdco shall issue to the Stockholders, in the aggregate, 3,431,373 Holdco Shares. For the avoidance of doubt, Net Income for the fiscal year of the Company ending December 31, 2014 shall include Net Income for the entire twelve (12) months of 2014 for the Company.

(b) If, for the fiscal year of the Company ending December 31, 2015, the Company has Net Income equal to or greater than $34,000,000, Holdco shall issue to the Stockholders, in the aggregate, 1,960,784 Holdco Shares.

(c) If, for the fiscal year of the Company ending December 31, 2016, the Company has Net Income equal to or greater than $41,000,000, Holdco shall issue to the Stockholders, in the aggregate, 1,960,784 Holdco Shares.

(d) Irrespective of whether the Company meets any of the Net Income targets set forth above in the applicable fiscal year of the Company, in the event that the Company has cumulative Net Income of $102,300,000 or more for any of the one, two or three-year periods beginning on January 1, 2014, Holdco shall issue to the Stockholders, in the aggregate, 7,352,941 Holdco Shares less the number of Holdco Shares already issued pursuant to Sections 1.14(a), (b) or (c) in accordance with Section 1.14(h), which Holdco Shares shall be issued no later than thirty (30) days after the Net Income Calculation determining that the Company’s cumulative Net Income exceeded $102,300,000 becomes conclusive and binding. If Holdco has issued Holdco Shares pursuant to Sections 1.14(a), (b) or (c), and the Company fails to meet any of the Net Income targets set forth above in subsequent fiscal years, the Stockholders issued such Holdco Shares shall have no obligation to return such issued Holdco Shares.

(e) As used herein,

(i) “Net Income” means net income of Holdco as set forth in Holdco’s audited financial statements for any applicable year, as determined in accordance with U.S. GAAP (as hereafter defined), including any net income attributable to acquisitions of vessels and any interests of Seamar Management S.A., Nordic Bulk Holding ApS or Nordic Bulk Holding Company Ltd. or any subsidiaries thereof (including for avoidance of doubt Bulk Nordic Odyssey Ltd. and Bulk Nordic Orion Ltd.) by the Company or any of the Subsidiaries following the Closing Date, and excluding any non-recurring (i.e., one-time) or extraordinary expenses of the Company or any of the Subsidiaries, such as any expenses incurred in connection with the Mergers or expenses incurred in connection with the Holdco Plan, or Quartet expenses incurred prior to the Closing that are included in Holdco’s 2014 income statement.

(ii) “Net Income Shares” means Holdco Shares issuable pursuant to this Section 1.14.

(f) Subject to compliance with Applicable Law, any Net Income Shares to be issued pursuant to this Section 1.14 shall be (i) issued automatically and without requiring approval from the Holdco Board other than approvals granted in connection with this Agreement and the Mergers, (ii) allocated among the Stockholders as set forth on Schedule 1.14(f), and (iii) automatically equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdco Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Holdco Shares occurring on or after the date such Net Income Shares are issued.

(g) Not later than 150 days after the fiscal year with respect to which Net Income is calculated, Holdco shall deliver to the Representative its Net Income calculation (the “Net Income Calculation”), which shall be conclusive and binding upon the parties unless the Representative, within ten Business Days after its receipt of the Net Income Calculation, notifies Holdco in writing that it disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefore. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Net Income Calculation, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within ten Business Days after notice is given to Holdco by the Representative, the parties shall submit the dispute to an independent accounting firm which is mutually agreeable to the parties (the “Accounting Arbiter”). Within thirty 30 days of such submission, the Accounting Arbiter shall determine (it being understood that in making such determination, the Accounting Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Holdco and the Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting Net Income Calculation which shall be conclusive and binding on the parties. In resolving any disputed item, the Accounting Arbiter (x) shall be bound by the provisions of this Section 1.14(g) and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Accounting Arbiter shall be borne by Holdco. The Representative shall be entitled to engage a firm of independent accountants to advise it with respect to the Net Income Calculation, with the reasonable fees and expenses of such firm to be paid by Holdco.

(h) Except as set forth in Section 1.14(d), Net Income Shares shall be issued to the Persons entitled to them no later than thirty (30) days after the Net Income Calculation becomes conclusive and binding for the fiscal year with respect to such Net Income Shares are earned.

1.15. Cancellation Shares.

(a) In the event that holders of Quartet Common Stock elect to receive a portion of the proceeds held in the Trust Fund instead of Holdco Shares upon consummation of the Redomestication Merger as permitted by Quartet’s Charter Documents with respect to 1,449,000 or more shares of Quartet Common Stock, the holders of Company Common Shares issued and outstanding immediately prior to the Effective Time shall be entitled to receive an additional number of Holdco Shares in the Transaction Merger (“Cancellation Shares”) equal to the product of (1) 1,932,000 and (2) one minus the quotient obtained by taking (i) the number of shares of Quartet Common Stock that have not sought to receive a portion of the proceeds held in Quartet’s Trust Fund upon consummation of the Redomestication Merger as permitted by Quartet’s Charter Documents, divided by (ii) 8,211,000, which additional Holdco Shares shall be allocated among the holders of Company Common Shares issued and outstanding immediately prior to the Effective Time in the same proportion as their proportionate share of the total Company Common Shares outstanding immediately prior to the Transaction Merger and be payable at the Effective Time. Solely for purposes of illustration and without limiting the generality of the foregoing, if 2,000,000 of the shares of Quartet Common Stock have elected to receive a portion of the proceeds held in Quartet’s Trust Fund upon consummation of the Redomestication Merger, the holders of Company Common Shares would be issued an additional 129,647 Holdco Shares in the Transaction Merger.

(b) The Quartet shareholders listed on Schedule 1.15(b) (the “Quartet Founding Shareholders”) will agree to contribute back to Holdco at the Effective Time the same number of shares to be issued to the holders of Company Common Shares pursuant to this Section 1.15(b) and Holdco shall hold such shares in treasury and shall not reissue such shares prior to the consummation of the transactions contemplated in this Agreement.

(c) Quartet agrees to (i) use its reasonable best efforts to minimize the holders of Quartet Common Stock that seek to receive a portion of the proceeds held in Quartet’s Trust Fund instead of Holdco Shares upon consummation of the Redomestication Merger and (ii) provide the Company with information necessary to calculate the number of Holdco Shares to be issued pursuant to this Section 1.15 from time-to-time and in any event as soon as such information becomes known to Quartet or its agents or representatives.

(d) Any additional Holdco Shares to be issued to the holders of Company Common Shares pursuant to this Section 1.15 shall be subject to the Lock-Up Agreements (as defined below).

1.16. Consideration Adjustment.  The parties agree to treat the transactions contemplated by Sections 1.14 and 1.15 as adjustments to the consideration to be issued in the Mergers for all income tax purposes.

1.17. Sale Restriction.  Prior to the Effective Time, each holder of Company Common Shares and Company Preferred Shares prior to the Effective Time shall enter into a Lock-Up Agreement in the form of Exhibit B (the “Lock-Up Agreement”). Holdco’s register of members and certificates evidencing Holdco Shares issued as a result of the Transaction Merger shall each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such Lock-Up Agreements.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in disclosure schedules attached hereto (the “Company Schedule”), the Company hereby represents and warrants to Quartet, Holdco and Merger Sub as follows (as used in this Article II, the term “Company” includes the Subsidiaries (as defined below), unless the context reasonably otherwise indicates):

2.1. Organization and Qualification.

(a) The Company is duly incorporated as an exempted company, validly existing and in good standing under the laws of Bermuda and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders, including those required by Maritime Guidelines (“Approvals”), necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the memorandum of association and bye-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Quartet or Quartet’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b) The Company is duly qualified or licensed to do business as a foreign corporation or company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing (or the equivalent thereof) that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain true, complete and accurate records of all written minutes for meetings and written resolutions in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been made available to Quartet or Quartet’s counsel. For avoidance of doubt, references to the Company in this Section 2.1(c) shall not be deemed to include references to the Subsidiaries.

(d) The stock transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s incorporation. Copies of such records of the Company have been made available to Quartet or Quartet’s counsel. For avoidance of doubt, references to the Company in this Section 2.1(d) shall not be deemed to include references to the Subsidiaries.

2.2. Subsidiaries.

(a) The Company has no direct or indirect subsidiaries or participations in joint ventures or other entities other than those listed in Schedule 2.2 (the “Subsidiaries”). Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)) other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary. Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and the Company has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to Quartet or Quartet’s counsel. No Subsidiary is in violation in any material respect of any of the provisions of its Charter Documents.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(d) The minute books of each Subsidiary contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders, except where the failure to be true, complete and accurate could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Copies of the Corporate Records of each Subsidiary have been heretofore made available to Quartet or Quartet’s counsel.

2.3. Capitalization.

(a) The authorized share capital of the Company consists of 199,829 Company Common Shares, of which 87,329 shares are issued and outstanding as of the date of this Agreement, and 112,500 Company Preferred Shares, of which 89,113.89 shares are designated as convertible preferred stock and are issued and outstanding as of the date of this Agreement, all of which shares are validly issued, fully paid and nonassessable. Other than Company Common Shares and Company Preferred Shares, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the stockholders of the Company, the number of Company Common Shares and Company Preferred Shares owned, or to be owned at the time of the Closing, by each shareholder and each shareholder’s state or province of residence. As of the date of this Agreement, the Company has no outstanding options to purchase Company Common Shares or outstanding warrants or other rights or derivative securities to purchase Company Common Shares. All outstanding Company Common Shares have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.20).

(b) Except as set forth in Schedule 2.3(b) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other similar agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d) Except as set forth in Schedule 2.3(d), no outstanding Company Common Shares are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(e) The common share of the Company to be issued by the Company to Holdco in connection with the Transaction Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such share will be fully paid and nonassessable.

(f) Except as provided for in this Agreement or as set forth in Schedule 2.3(f), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

2.4. Authority Relative to this Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Transaction Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Transaction Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by the Company Board, subject in all cases (i) to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI, and (ii) approval of the Transaction Merger by the Stockholders), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5. No Conflict; Required Filings and Consents.  Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) assuming the accuracy of the representations and warranties of Quartet, Holdco and Merger Sub set forth in Section 3.5, conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Subsidiary pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if required upon advice of counsel, and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5 and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Surviving Corp, or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6. Compliance.  Except as disclosed in Schedule 2.6 during the three year period prior to the date of the Closing, the Company and its Subsidiaries has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries is in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. No representation or warranty is given under this Section 2.6 with respect to ERISA, Taxes or Environmental Laws, which matters are covered exclusively under Sections 2.11, 2.16 and 2.17, respectively.

2.7. Financial Statements; Internal Controls.

(a) The Company has provided to Quartet a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2013 and 2012 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) The books of account, minute books, stock certificate books and register of members and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(c) The Company maintains disclosure controls and procedures over financial reporting, and such disclosure controls and procedures are designed to ensure that material information concerning the Company is made known to its principal executive officer and principal financial officer, as appropriate.

2.8. No Undisclosed Liabilities.  Except as set forth in Schedule 2.8 hereto, the Company and its Subsidiaries have no liabilities (absolute, accrued, contingent, or otherwise) of a nature required under U.S. GAAP, as in effect on the date of this Agreement, to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, except such liabilities (i) liabilities or obligations disclosed and provided for in the Audited Financial Statements or in the notes thereto, (ii) arising in the ordinary course of the Company’s business since December 31, 2013 or (iii) incurred in connection with the transactions contemplated by this Agreement, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

2.9. Absence of Certain Changes or Events.  Except as set forth in Schedule 2.9 hereto and except as contemplated by this Agreement, since December 31, 2013 until the date hereof, there has not been: (i) any Material Adverse Effect on the Company and its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company or its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice or pursuant to any Plans (as defined in Section 2.11(a)), or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement, (v) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, (vi) any issuance of capital stock of the Company, (vii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, (viii) any incurrence of debt by the Company other than debt in the ordinary course of business or (ix) any agreement, whether written or oral, to do any of the foregoing.

2.10. Litigation.  Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that could have a Material Adverse Effect on the Company.

2.11. Employee Benefit Plans.

(a) Schedule 2.11(a) lists all material employee compensation, incentive, fringe or benefit plans, programs, policies, or other arrangements (whether or not set forth in a written document), other than any plan, program, policy or other arrangement sponsored by a Government Entity, covering any active or former employee, director or consultant of the Company or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with the Company or any of its Subsidiaries, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any applicable Legal Requirements. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no material audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued in all material respects. Neither the Company nor any of its Subsidiaries have any binding commitment to establish or enter into any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Quartet in writing, or as required by this Agreement).

(b) Except as provided pursuant to Article I of this Agreement or disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director or employee of the Company and its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(c) No material liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) has been incurred by the Company or any of its Subsidiaries that has not been satisfied in full and no event has occurred and, to the Company’s knowledge, no condition exists that could reasonably be likely to result in the Company or any of its Subsidiaries incurring a material liability under Title IV of ERISA. No Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

2.12. Labor Matters.

(a) Except as set forth on Schedule 2.12(a), the Company and its Subsidiaries are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and its Subsidiaries nor, to the Company’s knowledge, are there any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving the Company and its Subsidiaries and, to the Company’s knowledge, any of its employees who are subject to a collective bargaining agreement or other labor union contract, and there are no continuing obligations of the Company and its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(b) Except as set forth on Schedule 2.12(b), there are no material written agreements between the Company and its Subsidiaries and any of their employees or individual contractors that their employment or services will be for any particular length that cannot be terminated at any time, subject to any applicable notice period prescribed therein. To the Company’s knowledge, none of its officers or key employees currently intends to terminate his or her employment with the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of the Company’s and its Subsidiaries’ employees and individual contractors is in compliance in all material respects, with the terms of the respective employment and service agreements between the Company or its Subsidiaries and such individuals, except, in each case, where noncompliance would not reasonably be likely to result in the Company or any of its Subsidiaries incurring a material liability. Except as otherwise disclosed in Schedule 2.12(b), there are no material oral or informal arrangements, commitments or promises between the Company or its Subsidiaries and any officers or key employees of the Company or its Subsidiaries that have not been documented as part of the formal written agreements between any such individuals and the Company or its Subsidiaries and made available to Quartet.

(c) The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to its employees, including all applicable labor and employment provisions included in the Maritime Guidelines, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any material arrears of wages or penalties with respect thereto. The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to their employees are fully funded or accrued on the Audited Financial Statements and the Company has no knowledge of any circumstance that is reasonably likely to give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled) that would reasonably likely to result in the Company or any of its Subsidiaries incurring a material liability. Except as would not reasonably be expected in the Company or any of its Subsidiaries incurring a material liability, there are no pending, or to the Company’s knowledge, threatened or reasonably likely claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d) Except as would not reasonably be expected in the Company or any of its Subsidiaries incurring a material liability, no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13. Restrictions on Business Activities.  Except as disclosed in Schedule 2.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their assets or to which the Company or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the

Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

2.14. Title to Property.

(a) All real property and vessels owned by the Company and its Subsidiaries (including improvements and fixtures thereon, easements and rights of way) are shown or reflected on the balance sheet of the Company included in the Audited Financial Statements and are listed on Schedule 2.14(a) hereto. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, and except for vessels that are either undergoing or are en route to a location for refurbishment, repair or maintenance, with respect to each vessel owned or operated by the Company and/or one of its Subsidiaries, such vessels are in satisfactory operating condition for the purpose and in the waters in which such vessels are working as of the date of this Agreement or, if not working on the date or this Agreement, for the purpose and in the waters where it performed its most recently completed customer work.

(b) The Company and/or one of its Subsidiaries has good, valid and marketable fee simple title to the real property identified on Schedule 2.14(a) as being owned by such entity, subject to Permitted Liens, and except as set forth in the Audited Financial Statements, Permitted Liens or as identified on Schedule 2.14(b) hereto, all of such owned real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind. Schedule 2.14(b) hereto also contains a list of all options or other contracts under which the Company and its Subsidiaries have a right to acquire or the obligation to sell any interest in real property.

(c) Except as otherwise disclosed on Schedule 2.14(c), all leases of real property held by the Company and its Subsidiaries (“Real Property Leases”), and all material personal property and other material property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements, other than those entered into or acquired on or after the date of the Audited Financial Statements in the ordinary course of business. Schedule 2.14(c) hereto contains a list of all Real Property Leases and material Personal Property held by the Company and its Subsidiaries (other than leases of vehicles (including vessels), office equipment, or operating equipment made in the ordinary course of business). The Company and its Subsidiaries have good and marketable title to the material Personal Property owned respectively by each such entity, and all such material Personal Property is in each case held free and clear of all Liens, except for Permitted Liens and Liens disclosed in the Audited Financial Statements or in Schedule 2.14(c) hereto, none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries.

(d) All Real Property Leases and leases pursuant to which the Company and/or its Subsidiaries lease from others Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

2.15. Vessels; Maritime Matters.

(a) Schedule 2.15(a) sets forth a complete list of all vessels owned by the Company or any of its Subsidiaries (the “Owned Vessels”), including the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, IMO number and flag state. As of the date hereof, neither the Company nor any Subsidiary leases or charters-in pursuant to a leaseback or charter arrangements (the “Leased Vessels” and together with the Owned Vessels, the “Vessels”) any vessel for a period longer than nine (9) months. Except as set forth on Schedule 2.15(a), each Vessel is operated in compliance with all Maritime Guidelines, except where such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company’s Subsidiaries, as applicable, is qualified to own and operate the applicable Owned Vessel under Applicable Law, including the laws of each Owned Vessel’s flag state, except where such failure to be qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except as set forth in Schedule 2.15(b), each Owned Vessel is classed by any of Lloyd’s Register of Shipping, American Bureau of Shipping, Det Norske Veritas or a classification society which is a full member of the International Association of Classification Societies and, to the knowledge of the Company, (i) no event has occurred and no condition exists that would cause such Vessel’s class to be suspended or withdrawn, and (ii) has been reasonably maintained consistent with standards generally followed in the industry (ordinary wear and tear excepted).

(c) Except as set forth in Schedule 2.15(c), with respect to each of the Owned Vessels, either the Company or one of its Subsidiaries, as applicable, is the sole owner of each such Vessel and has good title to such Vessel free and clear of all Liens, other than Permitted Liens.

2.16. Taxes.

(a) Tax Definitions.  As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, occupation, ad valorem, transfer, recapture, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together will all interest, penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(b) Tax Returns and Audits.  Except as set forth in Schedule 2.16 hereto:

(i) The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by the Company or its Subsidiaries with any Tax authority prior to the date hereof, except such Tax Returns that are not material to the Company and its Subsidiaries. The Company and its Subsidiaries have paid all Taxes shown to be due and payable on such Tax Returns.

(ii) All material Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor have the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv) To the knowledge of the Company, no audit or other examination of any Tax Return of the Company and its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified in writing of any request for such an audit or other examination.

(v) No adjustment relating to any Tax Returns filed by the Company or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Subsidiary or any representative thereof.

(vi) The Company and its Subsidiaries have no material liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

2.17. Environmental Matters.

(a) Except as disclosed in Schedule 2.17 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company and/or its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below); (ii) there is no Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened against the Company and/or its Subsidiaries; (iii) neither the Company, any Subsidiary, nor, to the knowledge of the Company, any other person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Substances produced by, or resulting from any of the Company’s or the Subsidiaries’ operations, at any Real Property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company and the Subsidiaries (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws); (iv) neither the Company nor its Subsidiaries have received any written notice, demand, letter, claim or request for information alleging that the Company and/or its Subsidiaries may be in violation of or liable under any Environmental Law; and (v) the Company and/or its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release of any Hazardous Substances at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

(c) As used in this Agreement, the term “Environmental Law” means any Maritime Guideline or federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) pollution or protection of human health or the environment, including laws relating to the exposure to, or releases or threatened releases of, Hazardous Substances or (B) the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and all laws relating to the management or use of natural resources.

(d) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) explosive or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(e) The Company has delivered or otherwise made available for inspection to Quartet complete and correct copies of material studies, audits, assessments, memoranda and investigations pertaining to Hazardous Substances or regarding the Company’s or any Subsidiary’s compliance with applicable Environmental Laws that are in the possession of the Company or any Subsidiary and which have been prepared in the last 5 years.

2.18. Brokers; Third Party Expenses.  The fees, expenses, commissions or other similar charges that the Company and its Affiliates have incurred, or will incur, directly or indirectly, in connection with this Agreement or any transactions contemplated hereby shall not exceed $6,000,000 in the aggregate. Neither the Company nor its Affiliates have entered into any agreement that would result in any common shares, shares of common stock, options, warrants or other securities of either Company or Quartet to be payable to any third party service provider as a result of the Mergers.

2.19. Intellectual Property.

(a) Schedule 2.19 hereto contains a description of all material Registered Intellectual Property of the Company and its Subsidiaries. For the purposes of this Agreement, the following terms have the following definitions:

(i) “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) domain names, uniform resource locators and other names and locators associated with the Internet (v) industrial designs and any registrations and applications therefor; and (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”).

(ii) “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries, including software and software programs developed by or exclusively licensed to the Company or any of its Subsidiaries (specifically excluding any off the shelf or shrink-wrap software).

(iii) “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

(iv) “Company Products” means all current versions of products or service offerings of the Company or any of its Subsidiaries.

(b) To the Company’s knowledge, the Company and its Subsidiaries own or have enforceable rights to use all Intellectual Property required, in all material respects, for the conduct of their respective business as presently conducted. Except as disclosed in Schedule 2.19 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

(c) Except as disclosed in Schedule 2.19 hereto, the Company and its Subsidiaries owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business).

(d) To the Company’s knowledge, the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s and its Subsidiaries’ use of any product, device or process, does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company and its Subsidiaries have not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.20. Agreements, Contracts and Commitments.

(a) Schedule 2.20 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all written contracts, agreements, leases, mortgages, indentures, notes, bonds, and other similar understandings, commitments and obligations (including outstanding offers and proposals) of any kind to which the Company or any of its Subsidiaries is a party or by or to which any of the material properties or assets of the Company or any of its Subsidiaries may be bound, subject or affected (including notes or other instruments payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) that would be required to be included as an exhibit to a registration statement with the Securities and Exchange Commission (“SEC”) if the Company had a class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act, (B) providing for payments (present or future) to the Company or any of its Subsidiaries in excess of $2,000,000 in the aggregate (other than any Company Contract that is a vessel charter or other similar agreement) or (C) under or in respect of which the Company or any of its Subsidiaries presently have any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $2,000,000 (other than any Company Contract that is a vessel charter or other similar agreement), (y) each Company Contract that otherwise is or could reasonably be material to the businesses, operations, assets, or condition (financial or otherwise) of the Company and its Subsidiaries, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company or any of its Subsidiaries by any officer, director, stockholder or holder of derivative securities of the Company or any of its Subsidiaries (“Insider”);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv) any material Company Contract of employment or management pursuant to which the Company or any of its Subsidiaries has made payments in excess of $250,000 in the twelve (12) calendar months ended December 31, 2013;

(v) each material ship-sales, memoranda of agreement or other vessel acquisition Company Contract for vessels under construction or newly constructed for the Company or any of its Subsidiaries, other than Owned Vessels (“Newbuildings”) and secondhand vessels contracted for by the Company (other than Owned Vessels) and other material Company Contracts with respect to Newbuildings and the financing thereof, including charters pursuant to which the Company or any of its Subsidiaries has made payments in excess of $2,000,000 in the twelve (12) calendar months ended December 31, 2013;

(vi) each Company Contract pursuant to which an Owned Vessel is leased or chartered by the Company to a third party, including all bareboat charters in connection with the Leased Vessels pursuant to which the Company or any of its Subsidiaries has received payments in excess of $2,000,000 in the twelve (12) calendar months ended December 31, 2013;

(vii) each material operating agreement, management agreement, crewing agreement, contract of affreightment or financial lease (including sale/leaseback or similar arrangements) with respect to any Vessel pursuant to which the Company or any of its Subsidiaries has made payments (or received payments) in excess of $2,000,000 in the twelve (12) calendar months ended December 31, 2013;

(viii) each Company Contract, including any option, with respect to the purchase or sale of any vessel pursuant to which the Company or any of its Subsidiaries has made payments (or received payments) in excess of $2,000,000 in the twelve (12) calendar months ended December 31, 2013;

(ix) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any non-arms length rights to purchase or lease any asset of the Company or any of its Subsidiaries or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(x) any Company Contract to register any shares of the capital stock or other securities of the Company or any of its Subsidiaries with any Governmental Entity;

(xi) any Company Contract to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(xii) any collective bargaining agreement with any labor union;

(xiii) any lease or similar arrangement for the use by the Company or any of its Subsidiaries of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business); and

(xiv) any Company Contract to which any Insider of the Company or any of its Subsidiaries, or any entity owned or controlled by an Insider, is a party.

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and all offers and proposals that, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or offers or proposals) have been made available to Quartet or Quartet’s counsel.

(c) Except as set forth in Schedule 2.20, neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries. Each Material Company Contract that has not expired by its terms is in full force and effect.

2.21. Insurance.  The Company and its Subsidiaries maintain insurance policies with respect to its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) that are reasonably consistent with generally accepted standards in the bulk shipping industry. Each vessel the Company operates is covered by hull and machinery, war risk and protection and indemnity insurance. Each Insurance Policy is in full force and effect and all premiums due and payable thereon have been paid in full. As of the date hereof, neither the Company nor any of its Subsidiaries has received a written notice of cancellation or non-renewal or any Insurance Policy, nor to the Company’s knowledge, is the termination of any Insurance Policy threatened. The insurances provided by the Insurance Policies are adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations.

2.22. Governmental Actions/Filings.

(a) The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (as defined below) (including Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their business (as presently conducted) or used or held for use by the Company and its Subsidiaries except for any of the foregoing that if not granted, held or made, would not have, individually or in the aggregate, a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. Each such Governmental Action/Filing is in full force and effect and the Company and its Subsidiaries are in substantial compliance with all of their obligations with respect thereto. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole. To the knowledge of the Company, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its business and operations and use its properties after the Closing in a manner that is consistent with current practice except for any of such that, if not obtained, secured or made, would not, either individually or in the aggregate, have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole.

(b) Except as set forth in Schedule 2.22(b), to the knowledge of the Company, no contractors’ licenses are necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice. To the knowledge of the Company, all of the contractors’ licenses listed on Schedule 2.22(b) have been obtained, secured or made and are in full force and effect.

(c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any material franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.23. Interested Party Transactions.  Except as set forth in the Schedule 2.23 hereto, no employee, officer, director or stockholder of the Company or any of its Subsidiaries or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.23, to the knowledge of the Company, no officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company or any of its Subsidiaries (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company or any of its Subsidiaries).

2.24. Board Approval.  The Company Board has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.25. Stockholder Approval.  The Company Common Shares owned by the Stockholders constitute, in the aggregate, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Transaction Merger by the stockholders of the Company in accordance with Applicable Law.

2.26. No Illegal or Improper Transactions.  Since January 1, 2011, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any officer, director, employee, agent or Affiliate of the Company or its Subsidiaries on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any of its Subsidiaries, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would have a Material Adverse Effect. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

2.27. Representations and Warranties Complete.  Except for the representations and warranties contained in Article III, the Company acknowledges that neither Quartet nor any other Person on behalf of Quartet or any of its Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to Quartet or with respect to any other information provided to the Company and Quartet disclaims any such representation or warranty. Neither Quartet nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or its use of, any such information.

2.28. Survival of Representations and Warranties.  The representations and warranties of the Company and its Subsidiaries set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF QUARTET, HOLDCO AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Quartet Schedule”), Quartet, Holdco and Merger Sub represent and warrant to the Company and Stockholders, as follows:

3.1. Organization and Qualification.

(a) Quartet is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Quartet is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Quartet. Complete and correct copies of the Charter Documents of Quartet, as amended and currently in effect, have been heretofore delivered to the Company or its counsel. Quartet is not in violation of any of the provisions of Quartet’s Charter Documents.

(b) Quartet is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on Quartet.

3.2. Subsidiaries and Other Interests.

(a) Quartet has no Subsidiaries except for Holdco and Merger Sub. Except for Holdco and Merger Sub, Quartet does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Quartet has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Except for Holdco and Merger Sub, Quartet does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

(c) Each of Holdco and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of Bermuda and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Holdco and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Quartet. Complete and correct copies of the Charter Documents of Holdco and the Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company or its counsel. Neither Holdco nor Merger Sub is in violation of any of the provisions of its Charter Documents.

(d) Each of Holdco and Merger Sub is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Quartet.

(e) Neither Holdco nor Merger Sub has any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

3.3. Capitalization.

(a) The authorized capital stock of Quartet consists of 15,000,000 shares of Quartet Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Quartet Preferred Stock” and, together with the Quartet Preferred Stock, the “Quartet Capital Stock”), of which 12,683,125 shares of Quartet Common Stock and no shares of Quartet Preferred Stock are issued and outstanding. Except as set forth in Schedule 3.3(a), all of such securities are validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Charter Documents of Quartet or any agreement to which Quartet is a party or by which it is bound, and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof or under applicable federal or state securities or “blue sky” laws. Except as set forth in Schedule 3.3(a), Quartet has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Quartet on any matter.

(b) Except for the Quartet Rights and Quartet UPOs or as set forth in Schedule 3.3(b), there are no (i) options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights, restricted stock units, phantom stock or similar derivative securities, equity-based compensation or instruments or commitments which obligate Quartet to issue, transfer or sell any Quartet Capital Stock or make any payments in lieu thereof, (ii) agreements or understandings to which Quartet is a party with respect to the voting of any Quartet Capital Stock or which restrict the transfer of any such shares, agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares, (iii) outstanding contractual obligations of Quartet to repurchase, redeem or otherwise acquire any Quartet Capital Stock or any other securities of Quartet, (iv) outstanding options to purchase Quartet Common Stock or Quartet Preferred Stock granted to employees of Quartet or other parties, (v) outstanding warrants to purchase Quartet Common Stock or Quartet Preferred Stock or (vi) outstanding notes, debentures, securities or agreements convertible into Quartet Common Stock or Quartet Preferred Stock. All shares of Quartet Common Stock and Quartet Preferred Stock have been duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Quartet Common Stock and all outstanding Quartet Rights have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable agreements.

(c) Except as set forth in Schedule 3.3(c), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which Quartet is a party or by which Quartet is bound with respect to any security of any class of Quartet.

(d) Except as set forth in Schedule 3.3(d), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Quartet are issuable and no rights in connection with any shares, warrants, options or other securities of Quartet accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e) The Holdco Shares to be issued by Holdco in connection with the Mergers, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such Holdco Shares will be fully paid and nonassessable.

(f) The authorized share capital of Holdco is 100,000,000 shares, par value $0.0001 per share, of which 10 shares are issued and outstanding. Quartet owns all of the issued and outstanding equity securities of Holdco, free and clear of all Liens.

(g) The authorized share capital of Merger Sub is 100 shares, par value $1.00 per share, of which 100 shares are issued and outstanding. Holdco owns all of the issued and outstanding equity securities of Merger Sub, free and clear of all Liens.

3.4. Authority Relative to this Agreement.  Each of Quartet, Holdco and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Quartet, Holdco or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Quartet’s, Holdco’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Mergers). Other than the Quartet Stockholder Approval (as defined in Section 5.1(a)), the execution and delivery of this Agreement by Quartet, Holdco and Merger Sub and the consummation by Quartet, Holdco and Merger Sub of the transactions contemplated hereby (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of Quartet, Holdco and Merger Sub (including the approval by the Quartet Board, Holdco Board and Merger Sub Board and shareholders of Holdco with respect to the Redomestication Merger and shareholders of Merger Sub with respect to the Transaction Merger as the case may be), and no other corporate proceedings on the part of Quartet, Holdco or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Quartet, Holdco and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Quartet, Holdco and Merger Sub, enforceable against Quartet, Holdco and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Quartet, Holdco and Merger Sub does not, and the performance of this Agreement by Quartet, Holdco and Merger Sub shall not: (i) conflict with or violate Quartet’s, Holdco’s or Merger Sub’s Charter Documents, or (ii) assuming the accuracy of the representations and warranties of the Company set forth in Section 2.5, conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Quartet’s, Holdco’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Quartet pursuant to, any Quartet Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Quartet.

(b) The execution and delivery of this Agreement by Quartet, Holdco and Merger Sub does not, and the performance of it hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Quartet, Holdco or

Merger Sub is qualified to do business and (ii) for the filing of any notifications required under the HSR Act, if required upon advice of counsel, and the expiration of the required waiting period thereunder.

3.6. Compliance.  Each of Quartet, Holdco and Merger Sub has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Quartet. The business and activities of Quartet, Holdco and Merger Sub have not been and are not being conducted in violation of any Legal Requirements. Neither Quartet, Holdco nor Merger Sub is in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Quartet.

3.7. SEC Filings; Financial Statements; Internal Controls.

(a) Quartet has made available to the Company and the Stockholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Quartet (the “Quartet SEC Reports”) with the SEC, which are all the forms, reports and documents required to be filed by Quartet with the SEC prior to the date of this Agreement. All Quartet SEC Reports required to be filed by Quartet in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Quartet SEC Reports: (i) were prepared in accordance and complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Quartet SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Quartet makes no representation or warranty whatsoever concerning any Quartet SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Quartet SEC Documents are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities in all material respects.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in Quartet SEC Reports, including each Quartet SEC Report filed after the date hereof until the Closing, complied or will comply as to form with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Quartet at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Quartet taken as a whole.

(c) Quartet maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Quartet is made known on a timely basis to the individuals responsible for the preparation of Quartet’s filings with the SEC and other public disclosure documents.

(d) To the knowledge of Quartet, Quartet’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Quartet within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

3.8. No Undisclosed Liabilities.  Neither Quartet, Holdco nor Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, as in effect on the date of this Agreement, to be disclosed on a balance sheet or in the related notes to the financial statements included in Quartet SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Quartet, except (i) liabilities provided for in or otherwise disclosed in Quartet SEC Reports filed prior to the date hereof, (ii) liabilities incurred since December 31, 2013 in the ordinary course of business, or (iii) incurred in connection with the transactions contemplated by this Agreement, none of which individually or in the aggregate would have a Material Adverse Effect on Quartet. Neither Quartet, Holdco nor Merger Sub is or has been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Act).

3.9. Absence of Certain Changes or Events.  Except as set forth in Quartet SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2013, there has not been: (i) any Material Adverse Effect on Quartet, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Quartet’s capital stock, or any purchase, redemption or other acquisition by Quartet of any of Quartet’s capital stock or any other securities of Quartet or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Quartet’s capital stock, (iv) any granting by Quartet of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Quartet of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Quartet of any increase in severance or termination pay or any entry by Quartet into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Quartet of the nature contemplated hereby, (v) any material change by Quartet in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vi) any change in the auditors of Quartet, (vi) any issuance of capital stock of Quartet, or (vii) any revaluation by Quartet of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Quartet other than in the ordinary course of business.

3.10. Litigation.  There are no claims, suits, actions or proceedings pending or to Quartet’s knowledge, threatened against Quartet, Holdco or Merger Sub before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11. Employee Benefit Plans.  Quartet does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Quartet, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12. Labor Matters.  Neither Quartet, Holdco or Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Quartet, Holdco or merger Sub and neither Quartet, Holdco or Merger Sub knows of any activities or proceedings of any labor union to organize any such employees.

3.13. Business Activities.  Since its organization, neither Quartet, Holdco nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Quartet Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Quartet, Holdco or Merger Sub or to which Quartet, Holdco or Merger Sub is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Quartet, any acquisition of property by Quartet or the conduct of business by Quartet as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Quartet.

3.14. Title to Property.  Neither Quartet, Holdco nor Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Quartet, Holdco or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15. Taxes.  Except as set forth in Schedule 3.15 hereto:

(a) Each of Quartet, Holdco and Merger Sub has timely filed all Tax Returns required to be filed by Quartet, Holdco and Merger Sub with any Tax authority prior to the date hereof. Each of Quartet, Holdco and Merger Sub has paid or accrued for in Quartet’s, Holdco’s or Merger Sub’s books and records of account all Taxes shown to be due on such Tax Returns.

(b) All material Taxes that Quartet, Holdco or Merger Sub is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Neither Quartet, Holdco nor Merger Sub has been delinquent in the payment of any material Tax that has not been accrued for in Quartet’s, Holdco’s or Merger Sub’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Quartet, Holdco or Merger Sub nor has Quartet, Holdco or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Quartet, Holdco and Merger Sub have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and all other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Tax Return of Quartet, Holdco or Merger Sub by any Tax authority is presently in progress, nor has Quartet, Holdco or Merger Sub been notified in writing of any request for such an audit or other examination.

(e) No adjustment relating to any Tax Returns filed by Quartet, Holdco or Merger Sub has been proposed in writing, formally or informally, by any Tax authority to Quartet, Holdco or Merger Sub or any representative thereof.

(f) Neither Quartet, Holdco nor Merger Sub has any material liability for any unpaid Taxes which have not been accrued for or reserved on Quartet’s, Holdco’s or Merger Sub’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Quartet in the ordinary course of business.

3.16. Environmental Matters.  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Quartet has complied with all applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of Quartet, threatened against Quartet, Holdco or Merger Sub; (iii) neither Quartet, Holdco or Merger Sub is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) neither Quartet, Holdco nor Merger Sub has been associated with any release or threat of release of any Hazardous Substance; (iv) neither Quartet, Holdco nor Merger Sub has received any notice, demand, letter, claim or request for information alleging that Quartet may be in violation of or liable under any Environmental Law; and (v) neither Quartet, Holdco nor Merger Sub is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17. Brokers; Third Party Expenses.  The fees, expenses, commissions or other similar charges that Quartet and its Affiliates have incurred, or will incur, directly or indirectly, in connection with this Agreement or any transactions contemplated hereby shall not exceed $6,000,000 in the aggregate. Except with respect to the Quartet UPOs, neither Quartet nor its Affiliates have entered into any agreement that would result in any common shares, shares of common stock, options, warrants or other securities of either Company or Quartet to be payable to any third party service provider as a result of the Mergers.

3.18. Intellectual Property.  Neither Quartet, Holdco nor Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property or Registered Intellectual Property except non-exclusive rights to the name “Quartet.”

3.19. Agreements, Contracts and Commitments.

(a) Except as set forth in the Quartet SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.19, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Quartet, Holdco or Merger Sub is a party or by or to which any of the properties or assets of Quartet, Holdco or Merger Sub may be bound, subject or affected, which may not be cancelled by Quartet, Holdco or Merger Sub on 30 days’ or less prior notice (“Quartet Contracts”). All Quartet Contracts are listed in Schedule 3.19 other than those that are exhibits to the Quartet SEC Reports.

(b) Except as set forth in the Quartet SEC Reports filed prior to the date of this Agreement, each Quartet Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Quartet Contracts (or written summaries in the case of oral Quartet Contracts) have been heretofore been made available to the Company or Company counsel.

(c) Neither Quartet, Holdco or Merger Sub nor, to the knowledge of Quartet, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Quartet Contract, and no party to any Quartet Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Quartet. Each agreement, contract or commitment to which Quartet, Holdco or Merger Sub is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Quartet.

3.20. Insurance.  Except for directors’ and officers’ liability insurance, neither Quartet, Holdco nor Merger Sub maintains any Insurance Policies.

3.21. Interested Party Transactions.  Except as set forth in the Quartet SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Quartet, Holdco or Merger Sub or a member of his or her immediate family is indebted to Quartet nor is Quartet indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Quartet; and (b) to Quartet’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Quartet (other than such contracts as relate to any such individual ownership of capital stock or other securities of Quartet).

3.22. Indebtedness.  Except as set forth in the Quartet SEC Reports filed prior to the date of this Agreement, neither Quartet, Holdco nor Merger Sub has any indebtedness for borrowed money.

3.23. Listing of Securities.  The Quartet Units, Quartet Common Stock and Quartet Rights are listed for trading on the Nasdaq Capital Market (“Nasdaq”). There is no action or proceeding pending or, to Quartet’s knowledge, threatened against Quartet by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of the Quartet Units, Quartet Common Stock or Quartet Rights on the Nasdaq.

3.24. Board Approval.  The Quartet Board has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Mergers are in the best interests of the stockholders of Quartet, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (as defined in Section 3.25). Quartet has taken all action necessary to exempt the Mergers, this

Agreement, any ancillary agreement hereto (including the Lock-Up Agreements and the Founding Shareholder Agreements (as defined below)), and the transactions contemplated hereby and thereby, from Section 203 of the DGCL, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Mergers, this Agreement, any ancillary agreement hereto (including the Lock-Up Agreements and the Founding Shareholder Agreements), and the transactions contemplated hereby and thereby.

3.25. Financial Capacity/Trust Fund.  Quartet has as of the date hereof all funds necessary to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder (without taking into account any disbursements contemplated by Section 5.21). As of the date hereof and immediately prior to the Effective Time, Quartet has and will have no less than $98,491,750 in a trust account administered by Continental (the “Trust Fund”); provided that a portion of the Trust Fund shall be utilized in accordance with Section 5.21.

3.26. Governmental Filings.  Except as set forth in Schedule 3.26, each of Quartet, Holdco and Merger Sub has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Quartet, Holdco and Merger Sub of its business (as presently conducted) or used or held for use by Quartet, Holdco and Merger, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2014, and each of Quartet, Holdco and Merger Sub is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Quartet.

3.27. Representations and Warranties Complete.  Except for the representations and warranties contained in Article II, each of Quartet, Holdco and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company or any of its Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company (or any of its Subsidiaries) or with respect to any other information provided to Quartet and the Company disclaims any such representation or warranty. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Quartet or any other Person resulting from the distribution to Quartet, or its use of, any such information.

3.28. Survival of Representations and Warranties.  The representations and warranties of Quartet, Holdco and Merger Sub set forth in this Agreement shall survive until the Closing.

ARTICLE IV.

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1. Conduct of Business by the Company and Quartet, Holdco and Merger Sub.  Except as set forth in Schedule 4.1 hereto, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Quartet, Holdco and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not be reasonably likely to result in a Material Adverse Effect), use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or any ancillary agreement hereto, to the extent required by Applicable Law, or set forth in

Schedule 4.1 hereto, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Quartet, Holdco and Merger Sub shall not do any of the following:

(a) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company, its Subsidiaries or Quartet, Holdco or Merger Sub, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company, its Subsidiaries or Quartet, Holdco or Merger Sub license on an exclusive basis or sell any Intellectual Property of the Company, its Subsidiaries or Quartet, Holdco or Merger Sub as applicable;

(c) grant any severance or termination pay to any officer or employee outside the ordinary course of business except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, its Subsidiaries and Quartet, Holdco and Merger Sub, as applicable;

(f) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) amend its Charter Documents;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Quartet, the Company or its Subsidiaries as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement/Prospectus (as defined in Section 5.1);

(i) sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to Quartet or the Company;

(j) except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Quartet, Holdco, Merger Sub, the Company or any of its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) except in the ordinary course of business consistent with past practices or pursuant to applicable law, a Plan or written agreement, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(l) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of claims, obligations or litigations in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Audited Financial Statements or in the most recent financial statements included in the Quartet SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements;

(m) waive the benefits of, agree to modify in any manner, terminate, release any officer, director or stockholder from or knowingly fail to enforce any material confidentiality or material similar agreement to which the Company or Quartet is a party or of which the Company or Quartet is a beneficiary, as applicable

(n) except in the ordinary course of business consistent with past practices, modify, amend or terminate, in each case in any material respect, any Material Company Contract or Quartet Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o) except as required by U.S. GAAP or as set forth in Schedule 4.1(o), revalue any of its assets or make any change in accounting methods, principles or practices;

(p) except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $7,500,000 in any 12 month period;

(q) settle any material litigation where the consideration given is other than monetary except in the ordinary course of business consistent with past practices;

(r) make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(s) make capital expenditures in excess of $10,000,000 in the aggregate, except as otherwise permitted in this Agreement;

(t) make or omit to take any action which would be reasonably likely to have a Material Adverse Effect;

(u) enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other Affiliates other than in the ordinary course of business consistent with prior practice or, in the case of Quartet, advancement or reimbursement of expenses in connection with Quartet’s search for a business combination; or

(v) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (u) above.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.1. Proxy Statement/Prospectus; Registration Statement; Special Meeting.

(a) As soon as is reasonably practicable and in any event no later than 25 Business Days following the date of this Agreement, the Company, Quartet and Holdco shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 with respect to the Holdco Shares to be issued in connection with the Redomestication Merger (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Quartet Common Stock to vote, at a meeting of the holders of Quartet Common Stock to be called for such purpose (the “Special Meeting”), in favor of (i) the adoption of this Agreement and the approval of the Mergers (“Quartet Stockholder Approval”) and (ii) an adjournment proposal, if necessary, to adjourn the Special Meeting if, based on the tabulated vote count, Quartet is not authorized to proceed with the Mergers. Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting proxies from holders of Quartet Common Stock for the matters to be acted upon at the Special Meeting and also for the purpose of issuing the Holdco Shares as contemplated hereby (the “Proxy Statement/Prospectus”). Each of the Company and Quartet shall furnish to the other all information concerning its respective company and business as may reasonably be requested in connection with the preparation of the Registration Statement and Proxy Statement/Prospectus, including providing the Company with (i) updates with respect to the tabulated vote counts received by Quartet, (ii) the right to demand postponement or adjournment of the Special Meeting if, based on the tabulated vote count, Quartet will not receive the required approval of the Quartet shareholders authorized necessary to proceed with the Mergers, and (iii) the right to review and comment on all communications send to or received from Quartet stockholders, holders of Quartet Rights and/or proxy solicitation firms.

(b) Quartet, Holdco and the Company, with the assistance of their respective counsel, shall promptly respond to any SEC comments on such filings and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable, and keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of Quartet, Holdco and the Company shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(c) As soon as practicable following the SEC declaring the Registration Statement effective, but in any event no later than five (5) Business Days following such declaration, Quartet and Holdco shall distribute the Proxy Statement/Prospectus to the holders of Quartet Common Stock and Quartet Rights and, pursuant thereto, shall duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the SEC declaring the Registration Statement effective and, subject to the other provisions of this Agreement, solicit proxies from the holders of Quartet Common Stock to vote in favor of the adoption of this Agreement and the approval of the Mergers and the other matters presented to the stockholders of Quartet for approval or adoption at the Special Meeting, including the matters described in Section 5.1(a). Unless otherwise agreed in writing by the Company, Quartet agrees that its obligations to hold the Special Meeting pursuant to this Section 5.1(a) shall exist irrespective of whether the Quartet Board believes Quartet’s stockholders will vote to approve this Agreement and the Mergers and shall not be affected by the commencement, public proposal, public disclosure or communication to Quartet of any alternative transaction and nothing contained herein shall be deemed to relieve Quartet of such obligation. Neither the Quartet Board nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), the Quartet Board’s recommendation in favor of this Agreement and the Mergers, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction Proposal (as defined below), (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Quartet to execute or enter into, any agreement related to an Alternative Transaction Proposal, (iv) enter into any agreement, letter of intent, or agreement in principle requiring Quartet to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Alternative Transaction Proposal, (vi) fail to re-affirm the aforementioned Quartet Board recommendation at the written request of the Company within five (5) Business Days or (vii) resolve or agree to do any of the foregoing.

(d) The Company and Quartet shall, and shall use reasonable best efforts to ensure that the Registration Statement and the Proxy Statement/Prospectus, comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

(e) The Company, Quartet and Holdco shall make all necessary filings with respect to the Mergers and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder. Quartet and Holdco will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of both the Company and Quartet, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any information relating to the Company or Quartet, or any of their respective Affiliates, officers or directors should be discovered by the Company or Quartet that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders or stockholders of the Company and Quartet.

(f) Quartet, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of Quartet Common Stock vote in favor of the adoption of this Agreement and the approval of the Mergers, and shall otherwise use best efforts to obtain the Quartet Stockholder Approval.

5.2. Directors and Officers of Holdco After Merger.  The Quartet Founding Shareholders shall be entitled to appoint two directors to Holdco Board effective at Closing, and the Stockholders shall be entitled to appoint six directors to Holdco Board effective at Closing. The Stockholders shall be entitled to appoint the executive officers of Holdco effective at Closing. All such appointees shall serve in such positions effective immediately after the Closing and in accordance with the terms and conditions of the Memorandum of Association and Bye-Laws of Holdco.

5.3. HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Quartet and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Quartet and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Company.

5.4. Other Actions.

(a) As promptly as practicable after execution of this Agreement, Quartet will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). Promptly after the execution of this Agreement, Quartet and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b) At least five (5) days prior to Closing, Quartet and Holdco shall prepare draft Form 8-Ks in connection with and announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Mergers in any report or form to be filed with the SEC (the “Closing Form 8-Ks”). Prior to Closing, Quartet and the Company shall prepare a mutually agreeable press release announcing the consummation of the Mergers hereunder (“Closing Press Release”). Concurrently with the Closing, the Company shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Quartet and Holdco shall file the Closing Form 8-Ks with the SEC.

5.5. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement/Prospectus, the Closing Form 8-Ks and the Closing Press Release, or any other statement, filing, notice, release or application made by or on behalf of Quartet, Holdco and/or the Company to any Government Entity in connection with Mergers and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, the Company and Quartet each shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors, officers, shareholders, stockholders and Affiliates (including the directors of the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Mergers and the preparation of such document. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects as of the date of filing, issuance or other submission or public disclosure of such document and the Closing Date and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided, that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other party for inclusion in any such document).

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Quartet, Holdco or the Company, the other party shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each party shall accept and incorporate all reasonable comments from the other party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment (and in any event no fewer than three (3) Business Days, shall be deemed to have been approved by the reviewing party and may henceforth be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

(d) Prior to the Effective Time (i) the Company, Quartet and Holdco shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Company and Quartet shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. Quartet and the Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Quartet or Holdco with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

5.6. Confidentiality; Access to Information.

(a) Confidentiality.  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to one party or their respective agents or representatives or prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by law, regulation or stock exchange rule; or (v) disclosure consented to in writing by the other party. In the event this Agreement is terminated as provided in Article VIII hereof, each party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Mergers contemplated hereby.

(b) Access to Information.

(i) The Company will afford Quartet and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Quartet may reasonably request. No information or knowledge obtained by Quartet in any investigation pursuant to this Section 5.6 will affect or be deemed to modify or create any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(ii) Quartet will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Quartet, Holdco and Merger Sub during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Quartet, Holdco and Merger Sub, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify or create any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

5.7. Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of Quartet, Holdco, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the Company Schedule,

(iv) providing suitably knowledgeable directors, officers, employees and other Persons to attend “road shows” that are to be presented to existing and prospective Quartet security holders; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided the Company’s compliance with the foregoing shall not require it or its employees to unreasonably disrupt the ordinary course operations of the Company. In connection with and without limiting the generality of the foregoing, the Quartet Board, the Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Mergers, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Mergers and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Quartet, the Company or any Stockholder to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.8. Registration Rights.  The Parties hereto agree to enter into a registration rights agreement (the “Registration Rights Agreement”) in the form attached as Exhibit C at the Closing pursuant to which Holdco will agree to register for resale under the Securities Act the Holdco Shares to be issued to the Stockholders pursuant to this Agreement, including those individuals to be appointed as officers or directors of Holdco following the Closing pursuant to Section 5.2 hereof.

5.9. Treatment as a Reorganization.  None of Quartet, Holdco, Merger Sub, the Company or the Stockholders shall take any action prior to or following the Mergers that could reasonably be expected to cause either of the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a)(i)(A) of the Code and the regulations thereunder.

5.10. No Quartet Securities Transactions.  Neither the Company, the Stockholders nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Quartet prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.11. No Claim Against Trust Fund.  Notwithstanding anything else in this Agreement, the Company and the Stockholders acknowledge that they have read Quartet’s final prospectus dated October 28, 2013 (“Final Prospectus”) and understand that Quartet has committed to seeking to have any business with which it enters into a business combination execute a waiver of its rights, title, interest or claim of any kind in or to any monies in the Trust Fund. The Company and the Stockholders further acknowledge that, if Quartet does not consummate a business combination by May 1, 2015 (or November 1, 2015 if certain conditions are met), Quartet will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its subsidiaries, affiliated entities, directors, officers, employees, shareholders, stockholders, representatives, advisors and all other associates and Affiliates, and the Stockholders, for themselves (collectively, the “Company and Stockholder Releasors”), hereby waive all rights, title, interest or claim of any kind against any monies in the Trust Fund for any monies that may be owed to the Company and Stockholder Releasors by Quartet for any reason whatsoever, including but not limited to a breach of this Agreement by Quartet or any negotiations, agreements or understandings with Quartet (whether in the past, present or future), and the Company and Stockholder Releasors will not seek recourse against the Trust Fund at any time for any reason whatsoever. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to any of Sections 8.1 (b) (but only if the transactions contemplated hereby have failed to close by September 30, 2014 because of Quartet’s breach of an obligation herein), 8.1(d), 8.1(g)(i) or 8.1(g)(ii) (but only if the transactions contemplated hereby have failed to close within 45 days after the Proxy Statement/Prospectus being cleared by the SEC because of Quartet’s breach of an obligation herein), and

Quartet completes a business combination with another company, neither the Company nor any Stockholder Releasor shall be prohibited from filing and pursuing a claim for damages in connection with this Agreement or the transactions contemplated herein following consummation by Quartet of an alternative business combination, in each case against Quartet or any other entity that is party to such alternative business combination or any Affiliate thereof. Furthermore, Quartet shall not execute any definitive agreement related to such business combination that (i) attempts to prevent the Company or any Stockholder Releasor from so filing or pursuing any such claim, or (ii) permits the entity that survives such combination to not assume Quartet’s obligation for damages in connection with this Agreement and the transactions contemplated herein. This paragraph will survive the termination of this Agreement for any reason.

5.12. Disclosure of Certain Matters.  Each of Quartet, Holdco, Merger Sub, the Company and the Stockholders will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the Company Schedules and Quartet Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.13. Holdco Listing.  Quartet, Holdco and the Company shall use reasonable best efforts to obtain the listing for trading on the New York Stock Exchange (“NYSE”) or Nasdaq of the Holdco Stock.

5.14. Further Actions.  The parties hereto shall use their best efforts to take such actions as are necessary to fulfill their respective obligations under this Agreement.

5.15. No Solicitation.  None of the Company, Quartet, or any of their respective Affiliates, directors, employees, agents and representatives will, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate (including by way of providing information) a proposal for an alternative transaction involving the Company or Quartet (an “Alternative Transaction Proposal”) or any inquiry or proposal that constitutes or may reasonably be expected to result in an Alternative Transaction Proposal, (ii) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making an Alternative Transaction Proposal) with respect to any Alternative Transaction Proposal or any inquiry or proposal that may reasonably be expected to result in an Alternative Transaction Proposal, (iii) approve or recommend, or propose to approve or recommend, any Alternative Transaction Proposal, (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal, (v) enter into any agreement or agreement in principle requiring the Company or Quartet to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) propose or agree to do any of the foregoing. Each of the Company and Quartet shall, and shall cause its respective agents and representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal, or any inquiry or proposal that may reasonably be expected to result in an Alternative Transaction Proposal, request the prompt return or destruction of all confidential information previously furnished with respect to an Alternative Transaction Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person or its agents or representatives with respect to an Alternative Transaction Proposal. For the avoidance of doubt, this Section 5.15 shall not in any way prohibit Crescendo Advisors II, LLC and its Affiliates, directors, employees, agents and representatives from directly or indirectly soliciting or initiating, or knowingly encouraging, inducing or facilitating, proposals for transactions not involving Quartet.

5.16. Liability Insurance.

(a) From and after the Effective Time, each of Holdco and the Surviving Pubco agrees that it will (i) indemnify and hold harmless, to the extent Quartet is obligated to indemnify and hold harmless such Persons as of the date of this Agreement to the fullest extent permitted by Applicable Law (and Holdco and the Surviving Pubco shall also advance expenses as incurred to the extent Quartet is obligated to advance such expenses as of the date of this Agreement, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and special advisor of Quartet and Holdco (in each case, when acting in such capacity) (the “Holdco Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the Mergers and (ii) include and cause to be maintained in effect in the Surviving Pubco’s (or any successor’s) constitutional documents after the Effective Time provisions regarding the elimination of liability of directors and officers and the indemnification of the Indemnified Parties that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Charter Documents of Quartet.

(b) Prior to the Effective Time, Quartet and Holdco shall, and if Quartet or Holdco is unable to, the Company shall cause the Surviving Pubco as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as Quartet’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance to the fullest extent permitted by Applicable Law (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as Quartet’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If Quartet, Holdco and the Surviving Pubco for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Pubco shall, and the Company shall cause the Surviving Pubco to, continue to maintain in effect for a period of six years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in Quartet’s existing policies as of the date hereof, or the Surviving Pubco shall, and the Company shall cause the Surviving Pubco to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in Quartet’s existing policies as of the date hereof; provided, however, that in no event shall the Company or the Surviving Pubco be required to expend for such policies premium amounts in excess of 250% of the premiums currently paid by Quartet for such insurance; and, provided, further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Pubco shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Holdco or the Surviving Pubco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco or the Surviving Pubco assume the obligations set forth in this Section 5.16.

(d) The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Quartet and Holdco for all periods ending on or before the Closing Date and may not be changed without the consent of the Representative.

(e) The rights of the Indemnified Parties under this Section 5.16 shall be in addition to any rights such Indemnified Parties may have under the Charter Documents of Quartet or Holdco, or under any applicable contracts or Applicable Law.

5.17. Insider Loans; Equity Ownership in Subsidiaries.  The Stockholders, at or prior to Closing, shall (i) repay to the Company any loan by the Company to such Stockholders and any other amount owed by the Stockholders to the Company; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Stockholders to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of the Company. The Company shall use its best efforts to enable the Stockholders to accomplish the foregoing.

5.18. Certain Financial Information.  Within twenty (20) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Quartet unaudited consolidated financial statements of the Company and its Subsidiaries for such month, including a balance sheet, statement of operations, and statements of stockholders’ equity and cash flow, prepared in accordance with the U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and that fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations for the period indicated, except that such statements need not contain notes.

5.19. Access to Financial Information.  The Company will, and will cause its auditors to, (a) continue to provide Quartet and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and the financial information furnished pursuant to Section 5.18 hereof and (b) cooperate fully with any reviews performed by Quartet or its advisors of any such financial statements or information.

5.20. Quartet Borrowings.  Through the Closing, Quartet shall be allowed to borrow up to $1,000,000 of funds from its directors, officers and/or stockholders to meet Quartet’s reasonable working capital requirements, with any such loans to be made only as reasonably required by the operation of Quartet in due course on a non-interest bearing basis and repayable in cash at Closing (or, with respect to up to $500,000 of loans, convertible into securities of Quartet in accordance with the terms of the promissory notes issued to evidence the borrowing, which such terms have been set in the Final Prospectus).

5.21. Trust Fund Disbursement.  Quartet shall cause the Trust Fund to be disbursed to the Company and as otherwise contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of Quartet due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares of Quartet Common Stock converted to cash in accordance with the provisions of Quartet’s Charter Documents, (ii) for income tax or other tax obligations of Quartet prior to Closing, (iii) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Quartet, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to Quartet in connection with its operations and efforts to effect a business combination, including the Mergers.

5.22. Section 16 Matters.  Prior to the Effective Time, Quartet and Holdco shall take all reasonable steps as may be required or permitted to cause any dispositions of the Quartet Shares and Quartet Rights that occur or are deemed to occur by reason of or pursuant to the Mergers by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Quartet to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

5.23. Holdco Plan.  As soon as practicable following Closing, Holdco shall create an incentive stock plan (the “Holdco Plan”) that provides that an aggregate of no more than 4.0% of the Holdco Shares to be outstanding immediately after the Effective Time shall be reserved for issuance pursuant to the Holdco Plan.

5.24. Founding Shareholder Letters.  In connection with the execution and delivery of this Agreement, as of the date hereof, Quartet will cause the Quartet Founding Shareholders to execute letter agreements (“Founding Shareholder Agreements”) in the form of Exhibit D.

ARTICLE VI.

CONDITIONS TO THE TRANSACTION

6.1. Conditions to Obligations of Each Party to Effect the Mergers.  The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose have been threatened.

(b) Quartet Stockholder Approval.  This Agreement and the Mergers shall have been duly approved and adopted by the stockholders of Quartet by the requisite vote under the laws of the State of Delaware and the Quartet Charter Documents.

(c) Quartet Common Stock.  Holders of no more than 9,169,603 of the shares of Quartet Common Stock issued in Quartet’s initial public offering of securities and outstanding immediately before the Closing (or such greater or lesser number as may be derived from the Quartet SEC Reports filed after the date hereof) shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Quartet’s Charter Documents.

(d) HSR Act; No Order.  All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers, substantially on the terms contemplated by this Agreement.

(e) Listing.  Quartet shall receive written confirmation from NYSE or Nasdaq that the Company meets all the requirements for listing on such exchange other than the requirement to have a sufficient number of round lot holders.

6.2. Additional Conditions to Obligations of the Company.  The obligations of the Company and the Stockholders to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  Each representation and warranty of Quartet, Holdco and Merger Sub contained in this Agreement shall have been true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) (A) as of the date of this Agreement and (B) subject to the last sentence of Section 5.12, on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date with the same force and effect as if made on the Closing Date, except (i) where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect with respect to Quartet and (ii) that the representations and warranties set forth in Sections 3.3, 3.4, 3.22, 3.23, 3.24 and 3.25 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Quartet, Holdco and Merger Sub by an authorized officer of Quartet, Holdco and Merger Sub (“Quartet Closing Certificate”).

(b) Agreements and Covenants.  Quartet, Holdco and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects, and the Quartet Closing Certificate shall include a provision to such effect.

(c) No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Quartet or the

Company to own, operate or control any of the assets and operations of Surviving Pubco or the Surviving Corp following the Mergers and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents.  Quartet, Holdco and Merger Sub shall have obtained all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Quartet and the Quartet Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect.  No Material Adverse Effect with respect to Quartet shall have occurred since the date of this Agreement.

(f) SEC Compliance.  Immediately prior to Closing, Quartet shall be in compliance with the reporting requirements under the Exchange Act.

(g) Registration Rights Agreement.  The Registration Rights Agreement, in the form of Exhibit C shall be executed by Quartet and delivered to the Company.

(h) Other Deliveries.  At or prior to Closing, Quartet shall have delivered to the Company (i) copies of resolutions and actions taken by the respective board of directors and shareholders or stockholders of Quartet, Holdco and Merger Sub in connection with the approval of this Agreement and the transactions contemplated hereunder, (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder, and (iii) the Cash Consideration by wire transfer of immediately available funds to an account designated in writing to the Representative.

(i) Trust Fund.  Quartet shall have made appropriate arrangements to have the Trust Fund, less amounts paid and to be paid pursuant to Section 5.21, disbursed to the Company upon the Closing.

(j) Opinion of Quartet Counsel.  The Company shall have received from Graubard Miller, counsel to Quartet, an opinion of counsel in substantially the form of Exhibit E annexed hereto.

(k) Opinion of Holdco and Merger Sub Counsel.  The Company shall have received from Cox Hallett Wilkinson Limited, counsel to Holdco and Merger Sub, an opinion of counsel in substantially the form of Exhibit F annexed hereto.

(l) Founding Shareholder Agreements.  The Quartet Founding Shareholders shall have delivered the Founding Shareholder Agreements.

6.3. Additional Conditions to the Obligations of Quartet, Holdco and Merger Sub.  The obligations of Quartet, Holdco and Merger Sub to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Quartet:

(a) Representations and Warranties.  Each representation and warranty of the Company and the Stockholder contained in this Agreement shall have been true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) (A) as of the date of this Agreement and (B) subject to the last sentence of Section 5.12, on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date, except (i) where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect and (ii) that the representations and warranties set forth in Sections 2.3, 2.4, 2.24 and 2.25 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. Quartet shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants.  The Company and the Stockholder shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply

(other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Quartet or the Company to own, operate or control any of the assets and operations of Surviving Pubco or the Surviving Corp following the Mergers and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents.  The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect.  No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Board of Directors.  The persons listed in Schedule 5.2 shall have been appointed as officers and directors of Holdco.

(g) Lock-Up Agreement.  The Lock-Up Agreements shall be executed by the Stockholders and delivered to Quartet.

(h) Negative Assurance Letter.  Quartet shall have received a negative assurance letter in a form that is reasonably acceptable to Quartet from outside counsel to the Company that is reasonably acceptable to Quartet.

(i) Opinion of Company Counsel.  Quartet shall have received from Appleby, counsel to the Company, an opinion of counsel in substantially the form of Exhibit H annexed hereto.

(j) Other Deliveries.  At or prior to Closing, the Company shall have delivered to Quartet: (i) copies of resolutions and actions taken by the Company’s board of directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Quartet and its counsel in order to consummate the transactions contemplated hereunder.

(k) Insider Loans; Equity Ownership in Subsidiaries.   (i) All outstanding indebtedness owed by Insiders to the Company shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.23; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Subsidiary of the Company.

ARTICLE VII.

INDEMNIFICATION

7.1. Indemnification of Surviving Pubco by the Stockholders.

(a) Effective at and after the Closing, subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), the Surviving Pubco and its representatives, successors and permitted assigns (the “Indemnified Parties”) shall be indemnified, defended and held harmless by the Stockholders, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Indemnified Party by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, including any Schedule or ancillary agreement hereto, or contained in any certificate delivered by the Company to Quartet pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement;

(b) As used in this Article VII, the term “Losses” shall include on a dollar for dollar basis all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid; provided that in no event will Losses include any indirect, remote, exemplary, consequential, punitive or multiple-based losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs or expenses. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Indemnified Parties may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2. Indemnification of Third Party Claims.  The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a party under an obligation to indemnify pursuant to Sections 7.1 other than the Indemnified Parties (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim.  The Indemnified Parties will give the party allegedly required to provide indemnification protection under this Article VII (the “Indemnifying Party”) prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the underlying representation, warranty or covenant alleged to have been breached and the facts then known on which such alleged breach is based, (iii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iv) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Indemnifying Party shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense.  The Indemnifying Parties shall have the right, at their option (subject to the limitations set forth in subsection 7.2(c) below) and at their own expense, by written notice to the Indemnified Parties, to assume the entire control of, subject to the right of the Indemnified Parties to participate (at their expense and with counsel of their choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel to be the lead counsel in connection with such defense; provided that an Indemnifying Party’s assumption of the defense of a Third Party Claim will not, vis-à-vis the Indemnified Parties, constitute acceptance of liability to the Indemnified Parties under this Article VII. If the Indemnifying Parties elect to assume the defense of a Third Party Claim:

(i) the Indemnifying Parties shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Parties reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, the Indemnified Parties shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) the Indemnified Parties shall cooperate fully in all respects with the Indemnifying Parties in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Parties shall make available to the Indemnifying Parties all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense.  The Indemnifying Parties shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Parties if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnifying Parties which is not merely incidental to a primary damage claim or claims for monetary damages; or (iii) there is a reasonable probability that a Third Party Claim could result in a Material Adverse Effect of Holdco.

(d) Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by the Indemnified Parties against the Indemnifying Parties and shall not affect the Indemnifying Parties’ duties or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have (i) adversely affected the ability of the Indemnifying Parties to defend against or reduce their liability or (ii) caused or increased such liability or otherwise caused the Losses for which the Indemnifying Parties are obligated to be greater than such Losses would have been had the Indemnified Parties given the Indemnifying Parties prompt notice hereunder. So long as the Indemnifying Parties are defending any such action actively and in good faith, the Indemnified Parties shall not settle such action. The Indemnified Parties shall make available to the Indemnifying Parties all relevant records and other relevant materials required by them and in the possession or under the control of the Indemnified Parties, for the use of the Indemnifying Parties and their representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend.  If the Indemnifying Parties, promptly after receiving a Notice of Claim, fail to defend such Third Party Claim in good faith, the Indemnified Parties, at its own cost and expense, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Indemnifying Parties shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) Indemnified Parties’ Rights.  Anything in this Section 7.2 to the contrary notwithstanding, the Indemnifying Parties shall not, without the written consent of the Indemnified Parties (which consent will not be unreasonably withheld, conditioned or delayed), settle or compromise any action or consent to the entry of any judgment which does not include a full and unconditional release from all liability and obligation in respect of such action without any payment by the Indemnified Parties.

(g) Indemnifying Parties Consent.  Unless the Indemnifying Parties have consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3. Insurance Effect.  To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by the Surviving Pubco or the Surviving Corp prior to or after the Closing, the Surviving Pubco and the Surviving Corp shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that the Indemnified Parties shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Indemnified Parties for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Indemnifying Parties. If the Surviving Pubco or the Surviving Corp has received the payment required by this Agreement from the Indemnifying Parties in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Parties and shall pay to the Indemnifying Parties, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Parties pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4. Limitations on Indemnification.  Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement, the following terms will apply to any claim arising out of this Agreement or related to the transactions contemplated hereby:

(a) Survival: Time Limitation.  The representations and warranties of the Parties under this Agreement will survive the execution and delivery of this Agreement until the first anniversary of the Closing Date, at which time such representations and warranties will expire (the “Basic Survival Period”) except that the right of the Indemnified Parties to bring (i) Environmental Indemnity Claims shall survive the Closing for the period that ends on the Environmental Indemnity Escrow Termination Date (the “Environmental Indemnity Survival Period”), (ii) Claims for the breach of the representations and warranties in Sections 2.1(a) and (b), 2.3, 2.4 and 1.13(c)(iv) shall survive without limitation as to time, and (iii) Claims for the breach of the representations and warranties in Sections 3.1, 3.3, and 3.4 shall survive without limitation as to time. The covenants and agreements of the parties hereto contained in this Agreement, any ancillary agreement hereto or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

(b) Any indemnification claim made by the Indemnified Parties prior to the termination of the Basic Survival Period or the Environmental Indemnity Survival Period (each a “Survival Period”), as the case may be, shall be preserved despite the subsequent termination of such Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Survival Period or the Environmental Indemnity Survival Period, as the case may be.

(c) Deductible.  No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $2,000,000 (the “Deductible”), in which event the amount payable shall be only the Losses that are indemnifiable pursuant to Section 7.1 in excess of the amount of the Deductible (including, for avoidance of doubt and subject to the limitations set forth in this Article VII, all Losses that are indemnifiable pursuant to Section 7.1 from time to time after the Deductible has been exceeded). Notwithstanding the foregoing, the Deductible shall not apply to Losses that arise out of (i) a breach of the representations and warranties in Section 1.13(c)(iv) or Section 2.3, or (ii) an Environmental Indemnification Claim, each of which shall be indemnifiable as to all Losses that so arise from the first dollar thereof.

(d) Aggregate Amount Limitations.  The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Shares in the case of Basic Indemnity Claims or the Environmental Indemnity Shares in the case of Environmental Indemnity Claims, and Surviving Pubco shall have no claim against the Shareholders other than for any of such Escrow Shares (and any dividends declared and actually paid with respect to the Escrow Shares).

(e) No Double Recovery.  In the event that any Losses for which indemnification is provided under this Article VII are recoverable under more than one provision of this Agreement, the Indemnified Parties will only be permitted to recover with respect to any particular Losses suffered by it one time as it is the parties’ intention that once any particular Losses have been recovered by the Indemnified Parties under one provision, such Losses no longer exist and, therefore, recovery by the Indemnified Parties for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

(f) Miscellaneous Limitations.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Indemnified Parties will not be entitled to indemnification pursuant to Section 7.1 for any Loss underlying such indemnification claim to the extent that: (i) the Indemnified Parties could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof); (ii) such Loss (or any part thereof) results from or is increased by the action or inaction of any Indemnified Parties or any Affiliate thereof; or (iii) such Loss (or any part thereof) arises, or is increased, as a result of a change after the Closing in any accounting principle, method or policy.

7.5. EXCLUSIVE REMEDY.   HOLDCO (WHICH SHALL SURVIVE THE REDOMESTICATION MERGER TO BECOME SURVIVING PUBCO), ON BEHALF OF ITSELF AND THE OTHER INDEMNIFIED PARTIES, HEREBY ACKNOWLEDGES AND AGREES THAT, FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF THE INDEMNIFIED PARTIES WITH RESPECT TO ANY AND ALL CLAIMS FOR LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE PURSUANT AND SUBJECT TO THE REQUIREMENTS OF THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VII. ACCORDINGLY, EACH OF THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVES AND RELEASES ANY REMEDY, LIABILITY AND ANY RIGHTS IT MAY HAVE PURSUANT TO LAW OR EQUITY OTHER THAN THE REMEDIES EXPRESSLY PROVIDED UNDER THIS ARTICLE VII. FURTHERMORE, EACH PARTY TO THIS AGREEMENT COVENANTS NOT TO SUE OR OTHERWISE THREATEN ANY CLAIM THAT INCLUDES ANY REMEDY WAIVED BY THE PRECEDING SENTENCE, AND SUCH PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE AGREEMENT, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 7.5 ARE CONSPICUOUS. NOTWITHSTANDING ANY OF THE FOREGOING, NOTHING CONTAINED IN THIS ARTICLE VII SHALL IN ANY WAY IMPAIR, MODIFY OR OTHERWISE LIMIT THE INDEMNIFIED PARTIES’ RIGHT TO BRING ANY CLAIM, DEMAND OR SUIT AGAINST THE OTHER PARTY BASED UPON SUCH OTHER PARTY’S ACTUAL FRAUD OR INTENTIONAL OR WILLFUL MISREPRESENTATION OR OMISSION, IT BEING UNDERSTOOD THAT A MERE BREACH OF A REPRESENTATION AND WARRANTY, WITHOUT INTENTIONAL OR WILLFUL MISREPRESENTATION OR OMISSION, DOES NOT CONSTITUTE FRAUD.

7.6. Adjustment to Merger Consideration.  Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the Holdco Shares issued by Holdco as a result of the Mergers, except as otherwise required by Law.

7.7. Representative Capacities; Application of Escrow Shares.  The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Surviving Corp in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify the Surviving Corp under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to the Surviving Corp as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by the Surviving Corp, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The value of the Escrow Shares shall be determined in accordance with the Escrow Agreement. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

7.8. Tax Benefits.  The amount of any Losses for which indemnification is provided shall be reduced by any net Tax benefit to such Indemnified Party and its Affiliates, to the extent realized by such party as a result of such Losses, including the present value (determined by discounting at 8%) of the benefit arising from an increase in the Tax basis of assets, net of any Tax costs incurred by the Indemnified Party as a result of the receipt of the indemnification payments hereunder. In calculating the amount of net Tax benefit, the Indemnified Party and its Affiliates shall be presumed to pay Taxes at a forty percent (40%) Tax rate. The Indemnified Party shall provide the Indemnifying Party with such documentation as may be reasonably requested in order to ascertain or confirm the amount of any net Tax benefit or net Tax cost referred to herein.

7.9. Mitigation.  A Indemnified Party shall use commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Indemnified Party shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable Contract, order or law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimus incidental expenses).

7.10. NO RELIANCE.  AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULES, THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN ARTICLE II AND QUARTET, HOLDCO AND MERGER SUB IN ARTICLE III, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES TO THIS AGREEMENT AND IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT HERETO. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY TO THIS AGREEMENT MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE. EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN AS SET FORTH IN THIS AGREEMENT AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND BY ANY ANCILLARY AGREEMENT HERETO. WITHOUT LIMITING THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE II, THE COMPANY IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MATERIALS FURNISHED TO QUARTET OR ITS REPRESENTATIVES DURING THE DILIGENCE PROCESS OR OTHERWISE (INCLUDING FINANCIAL OR OPERATIONAL FORECASTS) OR MATTERS THAT WERE DISCUSSED ORALLY OR IN WRITING ON OR PRIOR TO THE DATE HEREOF.

ARTICLE VIII.

TERMINATION

8.1. Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Quartet and the Company at any time;

(b) by either Quartet or the Company if the Mergers shall not have been consummated by September 30, 2014 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Quartet or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Quartet set forth in this Agreement, or if any representation or warranty of Quartet shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Quartet is curable by Quartet prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for fifteen (15) days after delivery of written notice from the Company to Quartet of such breach (or if the Termination Date is less than fifteen (15) days from notice by the Company, is not cured, or by its nature or timing cannot be cured, by the Company by the Termination Date), provided Quartet continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Quartet is cured during such fifteen (15)-day period);

(e) by Quartet, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Quartet may not terminate this Agreement under this Section 8.1(e) for fifteen (15) days after delivery of written notice from Quartet to the Company of such breach (or if the Termination Date is less than fifteen (15) days from notice by Quartet, is not cured, or by its nature or timing cannot be cured, by Quartet by the Termination Date), provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Quartet may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such fifteen (15)-day period);

(f) by the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Quartet Common Stock required under Quartet’s Charter Documents, or the holders of more than 9,169,603 of the shares of Quartet Common Stock issued in Quartet’s initial public offering and outstanding as of the date of the record date of the Special Meeting (or such greater or lesser number as may be derived from the Quartet SEC Reports filed after the date hereof) shall exercise their rights to convert the shares of Quartet Common Stock held by them into cash in accordance with Quartet’s Charter Documents;

(g) by the Company if (i) the Quartet Board shall change its recommendation that Quartet’s stockholders vote in favor of this Agreement or the Mergers, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so from the Company, or Quartet breaches any of its obligations under Section 5.1 (it being understood, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if the breach of Quartet’s obligations under Section 5.1 arises as a result of the Company’s failure to provide the information concerning the Company required to be included in the Registration Statement and Proxy Statement/Prospectus or the Company’s failure to provide the necessary consents and approvals for the Registration Statement and Proxy Statement/Prospectus from its auditors within 20 Business Days after the date of this Agreement) or (ii) the Mergers have not been consummated within 45 days after the Proxy Statement/Prospectus has been cleared by the SEC; and

(h) by the Company, if at any point Quartet does not have cash on hand (or in Quartet’s Trust Fund) of at least $25,000,000 (including immediately prior to the Mergers, after giving effect to the payment to stockholders who elect to have their shares of Quartet Common Stock converted to cash in accordance with the provisions of Quartet’s Charter Documents).

8.2. Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Mergers shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.12, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Mergers to occur on or before the date stated therein.

8.3. Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the preparation, review and filing of any filings prepared for filing with the SEC) shall be paid by the party incurring such expenses whether or not the Mergers are consummated. All documented fees and expenses incurred in direct connection with this Agreement, the transactions contemplated hereby, and the S-1 filed previously by the Company shall be paid by the party incurring such expenses whether or not the Mergers are consummated. All fees and expenses incurred by any Affiliates of the Company (including for the avoidance of doubt Cartesian Capital Group, LLC and its Affiliates) in connection with this Agreement and the transactions contemplated hereby shall be deemed to be expenses of the Company. Any fee or expense in excess of $25,000 incurred by either party in connection with this Agreement and the transactions contemplated hereby will be subject to the approval of the other party, such approval not to be unreasonably withheld, delayed or conditioned.

ARTICLE IX.

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Accounting Arbiter”	Section 1.14(g)
“Affiliate”	Section 10.2(g)
“Agreement”	Header
“Alternative Transaction Proposal”	Section 5.15
“Applicable Law”	Section 1.3
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Basic Indemnity Escrow Termination Date”	Section 1.2
“Basic Survival Period”	Section 7.5(a)
“Bermuda Certificate of Merger”	Section 1.2
“Bermuda Merger Sub Certificate of Merger”	Section 1.2
“Blue Sky Laws”	Section 1.13(c)(i)
“Business Days”	Section 10.2(i)
“Cancellation Shares”	Section 1.15(a)
“Certificates of Merger”	Section 1.2
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-Ks	Section 5.4(b)
“Closing Press Release”	Section 5.4(b)
“Code”	Section 1.9(a)
“Companies Act”	Recital A
“Company and Stockholder Releasors”	Section 5.10
“Reviewable Document”	Section 5.5(a)

“Company Board”	Recital B
“Company Certificates”	Section 1.5(b)(i)
“Company Closing Certificate”	Section 6.3(a)
“Company Common Shares”	Section 1.3
“Company Contracts”	Section 2.20(a)
“Company Intellectual Property”	Section 2.19(a)(ii)
“Company Preferred Shares”	Section 1.3
“Company Products”	Section 2.19(a)(iv)
“Company Schedule”	Article II Preamble
“Continental”	Section 1.6(a)
“Copyrights”	Section 2.19(a)(i)
“Corporate Records”	Section 2.1(c)
“Costs”	Section 5.16(a)
“D&O Insurance”	Section 5.16(b)
“Deductible”	Section 7.5(c)
“Delaware Certificate of Merger”	Section 1.2
“Disqualification Event”	Section 1.13(c)(iii)
“DGCL”	Recital A
“Disclosure Schedules”	Section 5.12
“Effective Time”	Section 1.2
“Elected Cash Consideration”	Section 1.5(b)(iii)
“Environmental Claim”	Section 2.17(c)
“Environmental Indemnification Claim”	Section 1.11
“Environmental Indemnity Escrow Termination Date”	Section 1.11
“Environmental Indemnity Shares”	Section 1.11
“Environmental Indemnity Survival Period”	Section 7.5(a)
“Environmental Law”	Section 2.17(b)
“ERISA”	Section 2.11(c)
“Escrow Account”	Section 1.11
“Escrow Agent”	Section 1.11
“Escrow Agreement”	Section 1.11
“Escrow Shares”	Section 1.11
“Exchange Act”	Section 1.13(c)(i)
“Exchange Agent”	Section 1.6(a)
“Final Prospectus”	Section 5.11
“Founding Shareholder Agreements”	Section 5.24
“Governmental Action/Filing”	Section 2.22(c)
“Governmental Entity”	Section 1.13(c)(i)
“Hazardous Substance”	Section 2.17(d)
“Holdco”	Heading
“Holdco Board”	Recital B
“Holdco Certificates”	Section 1.6(a)
“Holdco Indemnified Parties”	Section 5.16(a)
“Holdco Plan”	Section 5.23
“Holdco Shares”	Section 1.5(a)(i)
“HSR Act”	Section 2.5(b)
“Indemnified Parties”	Section 7.1(a)
“Indemnifying Parties”	Section 7.3(a)
“Insider”	Section 2.20(a)(i)

“Insurance Policies”	Section 2.21
“Intellectual Property”	Section 2.19(a)(i)
“knowledge”	Section 10.2(e)
“Leased Vessels”	Section 2.15(a)
“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(f)
“Lock-Up Agreements”	Section 1.17
“Losses”	Section 7.1(b)
“Maritime Guidelines”	Section 10.2(c)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.20(a)
“Mergers”	Recital A
“Merger Sub”	Heading
“Merger Sub Board”	Recital B
“Nasdaq”	Section 3.23
“Net Income”	Section 1.14(e)(i)
“Net Income Calculation”	Section 1.14(g)
“Net Income Shares”	Section 1.14(e)(ii)
“Newbuildings”	Section 2.20(a)(v)
“Notice of Claim”	Section 7.3(a)
“NYSE”	Section 5.13
“Owned Vessels”	Section 2.15(a)
“Permitted Liens”	Section 10.2(h)
“Person”	Section 10.2(d)
“Personal Property”	Section 2.14(c)
“Plan/Plans”	Section 2.11(a)
“Potential Cash Consideration”	Section 1.5(b)(iii)
“Proxy Statement/Prospectus”	Section 5.1(a)
“Quartet”	Heading
“Quartet Board”	Recital B
“Quartet Capital Stock”	Section 3.3(a)
“Quartet Certificates”	Section 1.5(a)(ii)
“Quartet Common Certificate”	Section 1.5(a)(i)
“Quartet Closing Certificate”	Section 6.2(a)
“Quartet Common Stock”	Section 1.5(a)(i)
“Quartet Contracts”	Section 3.19(a)
“Quartet Founding Shareholders”	Section 1.15(b)
“Quartet Preferred Stock”	Section 3.3(a)
“Quartet Rights”	Section 1.5(a)(ii)
“Quartet Rights Certificate”	Section 1.5(a)(ii)
“Quartet Schedule”	Article III Preamble
“Quartet SEC Reports”	Section 3.7(a)
“Quartet Stockholder Approval”	Section 5.1(a)
“Quartet Units”	Section 1.5(a)(iii)
“Quartet UPOs”	Section 1.5(a)(iii)
“Real Property Leases”	Section 2.14(c)
“Redomestication Merger”	Recital A
“Registered Intellectual Property”	Section 2.19(a)(iii)
“Registration Rights Agreement”	Section 5.8

“Registration Statement”	Section 5.1(a)
“Representative”	Section 1.12
“Reviewable Document”	Section 5.5(a)
“SEC”	Section 2.20(a)
“Securities Act”	Section 1.13(c)(i)
“Special Meeting”	Section 5.1(a)
“Signing Form 8-K	Section 5.4(a)
“Signing Press Release”	Section 5.4(a)
“Stockholder/Stockholders”	Heading
“Subsidiary/Subsidiaries”	Section 2.2(a)
“Survival Period”	Section 7.5(b)
“Surviving Corp”	Section 1.1
“Surviving Pubco”	Section 1.1
“Tax/Taxes”	Section 2.16(a)
“Taxable”	Section 2.16(a)
“Tax Return”	Section 2.16(a)
“Termination Date”	Section 8.1(b)
“Third Party Claim”	Section 7.3
“Trademarks”	Section 2.19(a)(i)
“Transaction Merger”	Recital A
“Trust Fund”	Section 3.25
“Uncertificated Shares”	Section 1.6(a)
“U.S. GAAP”	Section 2.7(a)
“Vessels”	Section 2.15(a)

ARTICLE X.

GENERAL PROVISIONS

10.1. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Quartet, Holdco or Merger Sub, to:	Quartet Merger Corp. 777 Third Avenue, 37th Floor New York, New York 10017 Attention: Eric Rosenfeld Telephone: 212-319-7676 Telecopy: 212-319-0760 E-mail: erosenfeld@crescendopartners.com
with a copy to:	Graubard Miller 405 Lexington Avenue New York, New York 10174-1901 Attention: David Alan Miller, Esq. Telephone: 212-818-8880 Telecopy: 212-818-8881 Email: dmiller@graubard.com

if to the Company or Stockholder, to:	Pangaea Logistics Solutions Ltd.. 109 Long Wharf, 2nd Floor Newport, RI 02840 Attention: Edward Coll Telephone: 401 846 7790 Telecopy: E-mail: ecoll@phoenixbulkus.com
with a copy to:	Cartesian Capital Group
505 Fifth Avenue 15th Floor
New York, NY 10017
Attention: Peter Yu Paul Hong
Telephone: 212 461 6363
Telecopy: 212 461 6366
E-mail: peter.yu@cartesiangroup.com
paul.hong@cartesiangroup.com
with a copy to:	Willkie Farr & Gallagher LLP 787 7th Avenue New York, NY 10036 Attention: Kirk A. Radke Telephone: 212 728 8996 Telecopy: 212 728 9996 E-mail: kradke@willkie.com

10.2. Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, or circumstance or effect, individually or when aggregated with other changes, events, circumstances or effects, which has had a material adverse effect on the business, assets (including intangible assets), revenues, financial condition, or results of operations of such entity and its subsidiaries, taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism, (ii) any act of God, hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable law, U.S. GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Company or any of its Subsidiaries by any Governmental Entity commencing from and after the date hereof, (iv) general conditions in the industries in which the Company or any of its Subsidiaries operate (except to the extent the party suffering such event is affected in a disproportionate manner relative to other companies in the industry in which such party conducts business), (v) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of the Company or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by this definition), (vi) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (vii) changes in general national or regional political, economic or industry-wide conditions (except to the extent the party suffering such event is affected in a disproportionate manner relative to other companies in the industry in which such party conducts business), and (viii) any action taken or omitted to be taken by the Company or its Subsidiaries at Quartet’s direction or written request (including any action not taken as a result of the failure of Quartet to consent to any action requiring Quartet’s consent) or otherwise required or permitted to be taken or omitted to be taken by this Agreement;

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, requirement or Maritime Guideline issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Quartet Contracts;

(c) the term “Maritime Guidelines” means any United States, international or non-United States (including Bermuda) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to an Owned Vessel, and to which an Owned Vessel is subject and required to comply with, imposed, published or promulgated by any Governmental Entity, the International Maritime Organization, such Owned Vessel’s classification society or the insurer(s) of such Owned Vessel;

(d) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(e) the term “knowledge” means actual knowledge or awareness as to a specified fact or event and, with respect to the Company or Quartet of each of the persons listed on Schedule 10.2(e);

(f) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the Company or any Affiliate of the Company, or any agreement to give any security interest);

(g) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(h) the term “Permitted Liens” means any and all Liens (a) which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings along with the posting of any security or bond required under applicable Law in connection with such contest, (b) imposed or promulgated by law or any Governmental Entity, (c) arising in connection with any cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ or other similar lien imposed by law and arising out of obligations incurred in the ordinary course of business, (d) created as a result of any action taken by Quartet or any of its Affiliates, (e) that are expressly listed as exceptions in insurance policies, (f) listed on Schedule 10.2(h), (g) under any financing mortgages over the Owned Vessels, and including with respect to any asset, (h) covenants, conditions, restrictions, encroachments, Liens, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset, (i) purchase money liens or liens securing rental payments under capital lease arrangements; and (j) which individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the property subject thereto or affected thereby and would not otherwise have a Material Adverse Effect;

(i) the term “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close;

(j) the term “have been made available to Quartet or Quartet’s counsel” means that the Company or its advisors have either provided the applicable document, data or material to Quartet in electronic format (including by email or by uploading such document, data or material to an electronic data room to which Quartet and its counsel were provided access) or have been willing (and will be willing at any time prior to Closing) to provide such materials in such format to Quartet and its counsel; and

(k) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3. Counterparts; Facsimile Signatures.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4. Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Quartet and the Company dated March 20, 2014 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5. Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6. Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7. No Recourse.  Except as expressly set forth in this Agreement, and other than in the case of fraud or willful and intentional breach of this Agreement or any ancillary agreement hereto, notwithstanding any rights of Quartet at law or in equity, in the event of any default or breach by the Company under this Agreement or any ancillary agreement hereto, Quartet’s remedies shall be restricted to enforcement of its rights against the property and assets of the Company, and no liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder or Affiliate of the Company (other than the Company), any Stockholder, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder or Affiliate (other than the Company) of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, for any obligations or liabilities of the parties to this Agreement or any ancillary agreement hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby. Except as expressly set forth in this Agreement or any ancillary agreement, and other than in the case of fraud or willful and intentional breach of this Agreement, notwithstanding any rights of the Company at law or in equity, in the event of any default or breach by Quartet, under this Agreement or any ancillary agreement hereto, the remedies of the Company and the Stockholders shall be restricted to enforcement of its rights against any other property and assets of Quartet, and no liability whatsoever shall attach to, be imposed on or otherwise be, incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of Quartet, (other than Quartet) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing (other than Quartet), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligations or Liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the generality of the foregoing, each party hereto agrees that it shall, and shall cause its Affiliate to, not file, or threaten to file, any claim, suit, action or proceeding in violation of this Section 10.7. Quartet and the Company will be liable for all attorneys’ fees and court costs arising from a breach of this Section 10.7.

10.8. Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.9. Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10. Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11. Amendment.  This Agreement may be amended by the parties hereto at any time prior to the Closing Date by execution of an instrument in writing signed on behalf of each of the parties. After the Closing Date, this Agreement may be amended only with the consent of the Representative.

10.12. Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.13. CONSENT TO JURISDICTION AND SERVICE OF PROCESS.   EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK OF THE STATE OF NEW YORK OR THE COUNTY OF WILMINGTON OF THE STATE OF DELAWARE IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR

ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR PURPOSES OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT RELATED HERETO, OR ANY TRANSACTION RELATED HERETO (INCLUDING THE MERGERS) OR THERETO. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 10.1. Such service of process shall have the same effect as if the party being served were a resident of the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

10.14. WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15. Currency.  All references to currency amounts in this Agreement shall mean United States dollars.

[The Signature Page is the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

QUARTET MERGER CORP.

By:	/s/ Eric Rosenfeld Name: Eric Rosenfeld Title: Chief Executive Officer

QUARTET HOLDCO LTD.

By:	/s/ Eric Rosenfeld Name: Eric Rosenfeld Title: President

QUARTET MERGER SUB, LTD.

By:	/s/ Eric Rosenfeld Name: Eric Rosenfeld Title: President

PANGAEA LOGISTICS SOLUTIONS LTD.

By:	/s/ Arthur Jones Name: Arthur Jones Title: Authorized Signatory

SIGNING SECURITYHOLDERS,
for the purposes of Sections 1.11, 1.13, 5.11, 5.12, 5.17 and Articles VII and X:

/s/ Edward Coll
Edward Coll

/s/ Anthony Laura
Anthony Laura

LAGOA INVESTMENTS

By:	/s/ Deborah L. Davis Name: Deborah L. Davis Title: Director

PANGAEA ONE, L.P.

By: Pangaea One GP, LLC
Its: General Partner

By:	/s/ Peter Yu Name: Peter Yu Its: Managing Member

PANGAEA ONE PARALLEL FUND (B), L.P.

By: Pangaea One GP, LLC
Its: General Partner

By:	/s/ Peter Yu Name: Peter Yu Its: Managing Member

PANGAEA ONE (CAYMAN), L.P.

By: Pangaea One GP (Cayman), L.P.
Its: General Partner

By: Pangaea One GP (Cayman), Co.
Its: General Partner

By:	/s/ Peter Yu Name: Peter Yu Its: Director

PANGAEA ONE PARALLEL FUND, L.P.

By: Pangaea One GP2 (Cayman), L.P.
Its: General Partner

By: Pangaea One GP2 (Cayman), Co.
Its: General Partner

By:	/s/ Peter Yu Name: Peter Yu Its: Director

List of Omitted Schedules

The following is a list of the Schedules to the Merger Agreement, omitted pursuant to Rule 601(b)(2) of Regulation S-K:

Schedule 1.5(b)(i).	Allocations of Holdco Stock, Net Income Shares, and Cancellation Shares
Schedule 1.14(f).	Allocations of Net Income Share
Pangaea Disclosure Schedules
Schedule 2.1.	Jurisdictions
Schedule 2.2.	Subsidiaries
Schedule 2.3.	Capitalization
Schedule 2.5.	No Conflict; Required Filings and Consents
Schedule 2.6.	Compliance
Schedule 2.8.	No Undisclosed Liabilities
Schedule 2.9.	Absence of Certain Changes
Schedule 2.10.	Litigation
Schedule 2.11.	Employee Benefits
Schedule 2.12.	Labor Matters
Schedule 2.13.	Restriction on Business Activities
Schedule 2.14(a).	Real Property and Vessels Owned
Schedule 2.14(b).	Permitted Liens
Schedule 2.14(c).	Real Property Leases
Schedule 2.15.	Vessels
Schedule 2.16.	Taxes
Schedule 2.17.	Environmental Matters
Schedule 2.19.	Intellectual Property
Schedule 2.20.	Material Company Contracts
Schedule 2.22(b).	Governmental Actions/Filings
Schedule 2.23.	Interested Party Transaction
Quartet Disclosure Schedules
Schedule 3.3(a).	Capitalization
Schedule 3.3(b).	Capitalization
Schedule 3.3(c).	Capitalization
Schedule 3.3(d).	Capitalization
Schedule 3.14.	Title to Property
Schedule 3.15.	Taxes
Schedule 3.17.	Brokers
Schedule 3.19.	Agreements, Contracts and Commitments
Schedule 3.26.	Government Filings
Schedule 4.1.	Conduct of Business
Schedule 10.2(e).	Knowledge
Schedule 10.2(h).	Permitted Liens